Exhibit 10.1
Execution Version
CONFIDENTIAL TREATMENT REQUESTED - REDACTED COPY

AGREEMENT AND PLAN OF MERGER
by and among

ASCEND WELLNESS HOLDINGS, INC.,

AWH PENNSYLVANIA, LLC,

ASCEND PA MERGER SUB, LLC,

STORY OF PA CR, LLC,

THE MEMBERS NAMED HEREIN

and

KGF PACR HOLDCO LLC, AS THE REPRESENTATIVE OF THE SELLERS

April 19, 2022

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Execution Version
AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of April 19, 2022 (the “Agreement Date”), is entered into by and among (i) Ascend Wellness Holdings, Inc., a Delaware corporation (the “Parent”), (ii) AWH Pennsylvania, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Buyer”), (iii) Ascend PA Merger Sub, LLC a Pennsylvania limited liability company and wholly-owned subsidiary of Buyer (“Merger Sub”), (iv) Story of PA CR, LLC, a Pennsylvania limited liability company (the “Company”), (v) the members of the Company listed on the signature pages attached hereto (each, a “Seller,” and collectively, the “Sellers”) and (vi) KGF PACR HoldCo LLC, solely in its capacity as representative of the Sellers (the “Seller Representative”). Parent, Buyer and Merger Sub are sometimes referred to herein as the “Buyer Parties,” the Sellers and the Company are sometimes referred to herein as the “Seller Parties,” and the Buyer Parties and the Seller Parties are sometimes referred to herein as the “Parties,” and each, a “Party.”
WHEREAS, as of the date hereof, the Sellers collectively own 99% of the issued and outstanding membership units of the Company (the “Company Membership Units”), and the Buyer owns the remaining 1% of the issued and outstanding Company Membership Units;
WHEREAS, the Company received permits (the “CR Permits”) from the Pennsylvania Department of Health – Office of Medical Marijuana (the “OMM”) so that it can operate as a clinical registrant and in connection with the CR Permits, the Company has executed an agreement with Geisinger Commonwealth School of Medicine (“Geisinger”) which is an Academic Clinical Research Center certified by the OMM (the “Geisinger Agreement”);
WHEREAS, subject to the terms and conditions set forth in this Agreement and in accordance with the Pennsylvania Uniform Limited Liability Company Act of 2016 (the “Act”), the Parties desire that Merger Sub and the Company will consummate a statutory merger pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly owned subsidiary of Buyer;
WHEREAS, each of the Parties hereto intend that, for U.S. federal income tax purposes, (i) the Merger shall qualify as a “reorganization” under, and within the meaning of, Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and Treasury Regulation Section 1.368-2(g) to which the Company, Merger Sub and Parent are parties within the meaning of Section 368(b) of the Code, and (ii) this Agreement is and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354, 361, and 368 of the Code and the Treasury Regulations promulgated thereunder;
WHEREAS, the Board of Managers of the Company has unanimously (i) determined that the Merger is fair to and in the best interests of, the Sellers, (ii) adopted and approved this Agreement, the Merger, and the other Transactions, and (iii) resolved to recommend that the Sellers adopt and approve this Agreement, the Merger, and the other Transactions;
WHEREAS, each Seller by its execution and delivery of this Agreement has adopted and approved this Agreement, the Merger, and the other Transactions; and

WHEREAS, the respective boards of directors, boards of managers, members, or other equity holders, as applicable, of each of Parent, Buyer and Merger Sub have determined that the Merger is in the best interests of their respective companies and equity holders, and have adopted and approved this Agreement, the Merger, and the other Transactions.
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
For purposes of this Agreement, the capitalized terms not otherwise defined in the body of this Agreement shall have the meanings ascribed to such terms in Exhibit A attached hereto, which defined terms are incorporated herein by reference.
ARTICLE II
THE MERGER
Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Act, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease. Following the Merger, the Company shall continue as the surviving company (sometimes referred to herein as the “Surviving Company”). The Merger shall have the effects provided in this Agreement and Section 336 of the Act.
Section 2.2 Closing. The closing of the Transactions (the “Closing”) shall take place remotely by exchange of documents, at 4:00 pm Eastern Time on the date hereof (the “Closing Date”). On the Closing Date, the Company and Merger Sub shall (a) execute a statement of merger (the “Statement of Merger”) in a form reasonably acceptable to the Buyer and the Company and otherwise in accordance with the Act, (b) cause the Statement of Merger to be filed with the Secretary of State of the Commonwealth of Pennsylvania in accordance with the Act, and (c) take all such further actions as may be required or appropriate to make the Merger effective under the Act.
Section 2.3 Effective Time. The Merger shall be effective at such time as set forth in the Statement of Merger which shall be, including for GAAP and Tax purposes, 11:59 pm Eastern Time on the Closing Date (the “Effective Time”).
Section 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Statement of Merger and Section 336 of the Act. Without limiting the generality of the foregoing, at the Effective Time (i) Merger Sub shall be merged with and into the Company, (ii) the separate existence of the Company shall cease and (iii) all the assets, property, rights, privileges, powers and franchises, and all and every other interest of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

Section 2.5 Certificate of Organization and Operating Agreement. At the Effective Time, the certificate of organization of Merger Sub, as in effect immediately before the Effective Time, shall be the certificate of organization of the Surviving Company until thereafter amended; provided, however, that the certificate of organization of the Merger Sub shall be amended at the Effective Time to change the name of the company set forth therein from “Ascend PA Merger Sub, LLC” to “Story of PA CR, LLC.” At the Effective Time, the operating agreement of Merger Sub, as in effect immediately before the Effective Time, shall be the operating agreement of the Surviving Company until thereafter amended; provided, however, that the operating agreement of Merger Sub shall be amended at the Effective Time to change the name of the company set forth therein from “Ascend PA Merger Sub, LLC” to “Story of PA CR, LLC.”
Section 2.6 Managing Member and Officers. The managing member and officers of Merger Sub immediately before the Effective Time shall be the managing member and officers of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the Surviving Company’s certificate of organization and operating agreement.
Section 2.7 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, or any Seller:
(a)Membership Interests of Merger Sub. All of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, one hundred percent (100%) of the membership interests of the Surviving Company.
(b)Membership Units of the Company.
(i)Each Seller’s Company Membership Units issued and outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and extinguished and converted into the right to receive such Seller’s Pro Rata Portion of the Closing Cash Consideration, plus such Seller’s Pro Rata Portion of the Closing Shares.
(ii)Each Company Membership Unit owned by Buyer immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be canceled without any conversion thereof, and no payment or distribution of any consideration shall be made with respect thereto.
Section 2.8 Closing Certificate; Closing Consideration Schedule.
(a)Closing Certificate. Prior to the Closing Date, the Company shall deliver its estimates of the Closing Transaction Expenses and the Closing Indebtedness to the Parent and the Buyer. Prior to the Closing, the Company shall deliver to Buyer a certificate (the “Closing Certificate”) signed by an officer of the Company, setting forth and certifying on behalf of the Company (i) the actual Closing Transaction Expenses; (ii) the actual Closing Indebtedness and (iii) the resulting Closing Cash Consideration. All such items listed on the Closing Certificate will be accompanied by a schedule showing the Company’s calculations of the actual Closing

Transaction Expenses, the actual Closing Indebtedness and resulting Closing Cash Consideration.
(b)Closing Consideration Schedule. Prior to the Closing, the Company shall deliver to Buyer a schedule (the “Closing Consideration Schedule”) which sets forth:
(i)With respect to each Seller, (i) the mailing address, email address and telephone number of such Seller; (ii) the amount of Closing Cash Consideration payable to such Seller; (iii) the number of Closing Shares to be issued to such Seller and the portion of such Closing Shares which constitute Escrow Shares issued to such Seller; and (iv) such Seller’s wire instructions;
(ii)With respect to each Closing Transaction Expense, (i) the payee of such Closing Transaction Expense; (ii) the amount of such Closing Transaction Expense; and (iii) the wire instructions with respect to such Closing Transaction Expense; and
(iii)With respect to each item of Closing Indebtedness, (i) the holder of such Closing Indebtedness; (ii) the amount of such Closing Indebtedness; and (iii) the wire instructions with respect to such Closing Indebtedness.
Section 2.9 Closing Payments. In addition to the other deliveries set forth herein, at the Closing:
(a)Parent shall (i) issue each Seller’s Pro Rata Portion of the Closing Shares to such Seller as evidenced by statements from Parent’s registrar and transfer agent showing the issuance of each Seller’s Pro Rata Portion of the Closing Shares in the name of such Seller in non-certificated book-entry form, via direct registrations statements (DRS) (provided that it is acknowledged and agreed that each Seller and not the Escrow Agent will be the beneficial and record owner of such Seller’s Pro Rata Portion of the Escrow Shares and the other Closing Shares) and (ii) deliver to the Escrow Agent (as hereinafter defined), the Closing Shares;
(b)Buyer shall deliver or cause to be delivered to each of the Sellers an amount in cash equal to such Seller’s Pro Rata Portion of the Closing Cash Consideration, by wire transfer of immediately available funds in accordance with the wire instructions set forth in the Closing Consideration Schedule;
(c)Buyer shall deliver or cause to be delivered to each payee of Transaction Expenses, the amounts set forth with respect to such Transaction Expenses in the Closing Consideration Schedule, in cash by wire transfer of immediately available funds, in accordance with the wire transfer instructions set forth in the Closing Consideration Schedule; and
(d)Buyer shall deliver or cause to be delivered to each holder of Closing Indebtedness the amount set forth in the Closing Consideration Schedule, in cash by wire transfer of immediately available funds, in accordance with the wire transfer instructions set forth in the Closing Consideration Schedule.

Section 2.10 Fractional Shares. No fractional shares of Parent Common Stock shall be issued to any Person pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the number of shares of Parent Common Stock to be issued at any time to a Seller who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall be rounded up to the nearest whole number, with no cash being payable for any such fractional share.
Section 2.11 Tax Withholding. Parent or the Buyer, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, to or for the benefit of any Person such amounts that it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax law. To the extent that amounts are so deducted and withheld and properly paid over to the applicable Governmental Body, such amounts shall be treated for purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.
Section 2.12 Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and managing member from time to time of the Surviving Company are fully authorized in the name of the Company and Merger Sub, as the case may be, or otherwise to take, and will take, all such lawful and necessary action as is consistent with this Agreement.
Section 2.13 Escrow of Closing Shares.
(a)At the Closing, the Closing Shares will be placed into escrow with Odyssey Trust Company acting as escrow agent (the “Escrow Agent”) pursuant to an Escrow Agreement in the form attached hereto as Exhibit B. Upon the first to occur of (i) the DOH determining that the Surviving Company’s grower/processor facility and at least one of the Surviving Company’s dispensary facilities are operational (collectively, the “DOH Approval”), (ii) the occurrence of a Buyer Party Breach Event or immediately prior to the consummation of a Release Event or (iii) the five year anniversary of the Closing Date (the “Drop Dead Date”), if neither a DOH Denial nor the DOH Approval is received by the Surviving Company on or before the Drop Dead Date, then the Parent and the Seller Representative shall direct the Escrow Agent immediately to release the Closing Shares and any other property held in escrow (less the Escrow Shares if such date is prior to the fifteen month anniversary of the Closing (the “Indemnity Escrow Release Date”)) to the Sellers with each Seller receiving its Pro Rata Portion of the Closing Shares (less the Escrow Shares if such date is prior to the Indemnity Escrow Release Date) (such release, an “Applicable Release”). If, prior to a DOH Approval, a Buyer Party Breach Event, a Release Event or the Drop Dead Date, the DOH delivers to the Surviving Company a final non-appealable determination that it will not issue the DOH Approval and such denial does not arise from nor is related to a Buyer Party Breach Event (a “DOH Denial”), then, unless the Seller Representative delivers to the Buyer a Dispute Notice (as defined below) in accordance with Section 2.13(b) (i) the Parent and the Seller Representative shall direct the Escrow Agent to release (a) Closing Shares (or an equivalent value (determined based on the Closing Price) of such securities in escrow) having a value equal to 80.81% of Aggregate Cash

Amount (based on the Closing Price and less the amount of (1) the Escrow Shares if such date is prior to the Indemnity Escrow Release Date and (2) subject to the terms of ARTICLE VIII, any Escrow Shares used to satisfy any indemnifiable Losses in accordance with this Agreement) to the Sellers with each Seller receiving its Pro Rata Portion of such Closing Shares and (b) the remaining portion of the Closing Shares to the Parent and (ii) the Sellers shall pay the Parent an amount in cash equal to 80.81% of the Aggregate Cash Amount (such release, a “DOH Denial Release”).
(b)The Buyer shall notify the Seller Representative and the Escrow Agent immediately upon the first to occur of (i) DOH Approval, (ii) a Buyer Party Breach Event, (iii) immediately prior to a Release Event or (iv) a DOH Denial. In the event that the Buyer provides the Seller Representative with written notice of a DOH Denial, the Seller Representative shall have thirty (30) days after its receipt of the written notice of the DOH Denial to dispute in a written notice delivered to the Buyer whether it believes reasonable grounds exist to contest the DOH Denial and/or whether a DOH Approval, a Buyer Party Breach Event, or a Release Event occurred prior to the DOH Denial, which notice shall describe in reasonable detail the basis for Seller Representative’s dispute (the “Dispute Notice”). If the Seller Representative delivers a Dispute Notice in accordance with the time frames set forth in the previous sentence, the Buyer and the Seller Representative shall have thirty days (or such longer period as they may mutually agree) to resolve any disputes regarding the contestability of DOH Denial and/or whether a DOH Approval, a Buyer Party Breach Event, or a Release Event occurred prior to the DOH Denial. If the Seller Representative and Buyer are unable to so agree during such period, then such dispute shall be resolved in accordance with Section 10.9. If it is determined under this Section 2.13(b) that a DOH Approval, a Buyer Party Breach Event, or a Release Event occurred prior to the DOH Denial, the Parent and the Seller Representative shall deliver written notice to the Escrow Agent directing the Escrow Agent to release each Seller’s Pro Rata Portion of the applicable Closing Shares (and any other property held in escrow) as set forth in Section 2.13(a) to such Seller. If it is determined under this Section 2.13(b) that (i) reasonable grounds exist to contest the DOH Denial and (ii) no DOH Approval, Buyer Party Breach Event, or Release Event occurred prior to the DOH Denial, then Buyer shall contest such DOH Denial and the Closing Shares shall remain in escrow in accordance with this Agreement pending a final non-appealable resolution regarding the contestability of the DOH Denial. If it is determined under this Section 2.13(b) that (i) no reasonable grounds exist to contest the DOH Denial and/or (ii) no DOH Approval, Buyer Party Breach Event, or Release Event occurred prior to the DOH Denial, then the Parent and the Seller Representative shall deliver written notice to the Escrow Agent directing the Escrow Agent to deliver the applicable Closing Shares and any other property held in escrow as described in the last sentence of Section 2.13(a). The Parties hereby acknowledge and agree that: (x) any securities distributed in respect of, in exchange for or upon the conversion of any of the Closing Shares, whether by way of stock dividends, stock splits, reorganization, recapitalization, reclassification, merger, consolidation or otherwise (excluding any securities issued in connection with a Release Event), shall be issued in the names of the Sellers but delivered by the Parent directly to the Escrow Agent, (y) any cash or property other than securities distributed in respect of, in exchange for or upon the conversion of any of the Closing Shares shall be delivered to the Sellers with each Seller receiving the amount receivable for its Pro Rata Portion of such cash or other property and (z) each Seller shall be entitled to exercise all voting rights and other rights with respect to such Seller’s Pro Rata Portion of the Closing Shares while the Closing Shares are held in escrow.
(c)From the Closing Date until the release of the Closing Shares from escrow as described in this Section 2.13 (such period, the “Approval Escrow Period”), each Buyer Party and the Surviving Company shall (and shall cause their respective Affiliates and the Representatives and agents of each Buyer Party, the Surviving Company and their respective Affiliates to): (i) complete all of legally required actions to obtain the DOH Approval in accordance with the drawings and specifications which have been provided to the Buyer Parties by the Company (the “Applicable Drawings”) (and if the Buyer desires to deviate from the Applicable Drawings, it shall obtain the written consent of the Seller Representative, in its reasonable business judgment prior to making any such deviation) and (ii) complete the projects necessary to obtain the DOH Approval, with the service providers and independent contractors who provided such services to the Company as of the Closing or who are expected to provide such services to the Company or if there are no such service providers, then the Buyer shall engage independent contractors and service providers to perform the applicable services who are reasonably acceptable to Seller Representative. Each Buyer Party and the Surviving Company shall (and shall cause their respective Affiliates and the Representatives and agents of each Buyer Party, the Surviving Company, and their respective Affiliates to) use its best efforts to obtain the DOH Approval after the Closing Date in a manner as expeditiously as possible. In addition, each Buyer Party and the Surviving Company shall not (and shall cause their respective Affiliates and the Representatives and agents of each Buyer Party, the Surviving Company and their respective Affiliates not to) take or omit to take any action which would have a material adverse effect on the ability to obtain or delay the obtainment of the DOH Approval. During the Approval Escrow Period, Exit 25 LLC and the Seller Representative shall reasonably cooperate with the Buyer Parties and the Surviving Company, at the cost and expense of the Parent, in connection with the efforts of the Buyer Parties and the Surviving Company to obtain the DOH Approval and to build out the Surviving Company’s grower/processor facility and at least one of the Surviving Company’s dispensary facilities.
(d)During the Approval Escrow Period, the Surviving Company shall prepare and maintain any and all books and records (including, without limitation, financial information) of the Surviving Company and the DOH Approval or DOH Denial (including the process with respect thereto). During the Approval Escrow Period and for a period of thirty days thereafter, the Seller Representative and its Representatives, accountants and other agents shall have full access to the books and records (including, without limitation, financial information) of the Surviving Company, its Representatives and agents and work papers prepared by the Surviving Company, its Representatives and agents solely to the extent that they relate to the Surviving Company and the DOH Approval or a DOH Denial (including the process with respect thereto) as Seller Representative may reasonably request for the purpose of determining compliance with this Section 2.13 and determining whether a DOH Approval, a Buyer Party Breach Event, or a Release Event occurred prior to the Drop Dead Date. If the Seller Representative determines that such an event has occurred, then the Seller Representative shall provide the Buyer with written notice of its determination (the “Approval Escrow Release Demand”) and the Buyer shall have thirty days after its receipt of the Approval Escrow Release Demand to dispute in a written notice delivered to the Seller Representative whether such event has occurred, which notice shall state in reasonable detail the basis for the Buyer’s dispute. If the Buyer timely delivers the written notice described in the previous sentence, the Buyer and the Seller Representative shall have thirty days (or such longer period as they may mutually agree) to resolve any disputes concerning whether such an event has occurred. If the Seller Representative and Buyer are unable to so agree during such period, then such dispute shall be resolved in accordance with Section 10.9. If the Buyer does not deliver a notice of dispute described in this Section 2.13(d) during such thirty (30) day period or if it is determined under this Section 2.13(d) that a DOH Approval, a Buyer Party Breach Event, or a Release Event occurred prior to the Drop Dead Date, then the Closing Shares (and other consideration held in escrow) shall be released from escrow in accordance with Section 2.13(a).
(e)The Parties agree to treat the release of Closing Shares and/or any other securities held in in escrow (including the applicable portion of the Escrow Shares, if applicable) to the Buyer and payment of cash to the Buyer pursuant to the DOH Denial Release as an adjustment to the Merger Consideration for all Tax purposes and no Party shall take any position contrary thereto unless required to do so pursuant to a “determination” as defined in Section 1313(a) of the Code.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Sellers jointly and severally hereby make to Parent, Buyer and Merger Sub the representations and warranties contained in this ARTICLE III as of the Agreement Date, subject to the exceptions and qualifications disclosed by the Sellers in the written schedules provided to Parent, Buyer and Merger Sub on the Agreement Date (the “Company Disclosure Schedules”). The Company Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE III. The disclosures in any section or subsection of the Company Disclosure Schedules corresponding to any section or subsection of this ARTICLE III shall qualify other sections and subsections in this ARTICLE III only to the extent reasonably apparent that such disclosure applies to such other section or subsection. For purposes of this ARTICLE III, “Company’s knowledge,” “knowledge of Company,” and any similar phrases shall mean the actual knowledge of Alagarasan Saravanan, Raj Mukherji, Jason Vedadi and Hannah Iglesias after reasonable inquiry.
Section 3.1 Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company has the requisite power and authority to own, lease and operate the properties now owned, leased and operated by it and to carry on its business as currently conducted. The Company is duly qualified to do business as a foreign entity in each jurisdiction in which the nature of its business or the character of its properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect on the Company. The Company has no subsidiaries and does not hold any equity securities, or the right to acquire any equity securities, of any other Person. True and complete copies of the Company’s Certificate of Organization and the Company’s Operating Agreement (collectively, the “Governing Documents”) have been made available to Buyer and the Company is not in default under or in violation of any provision of the Governing Documents.
Section 3.2 Authorization; Enforceability. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. This Agreement and each other Transaction Document to which the Company is a party has been or will be when executed and delivered by the Company duly authorized by all requisite action on the part of the Company and constitutes or will constitute when executed and delivered the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization, or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).
Section 3.3 No Violation, Etc. Except as set forth on Schedule 3.3 of the Company Disclosure Schedules, the execution and delivery of this Agreement and each other Transaction Document to which the Company is a party, and the consummation of the Transactions, does not and will not (a) violate or conflict with any provision of the Governing Documents, (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default or give rise to any right of termination, cancellation or acceleration, or payment of any change of control or similar fee or penalty (in each case, with or without the passage of time, notice or both) under any Contract to which the Company is a party or by which the Company is bound, (c) violate or conflict with any Legal Requirement to which the Company or any of its properties or assets are subject or (d) result in the creation of any Encumbrance on any assets of the Company. Without limiting the generality of the foregoing, the Company shall not be required to make any payments to Geisinger, whether pursuant to the Geisinger Agreement, solely as a result of the Merger and the other Transactions.
Section 3.4 Capitalization.
(a)The capitalization of the Company consists of 100 issued and outstanding Company Membership Units, which are owned beneficially and of record by the Sellers and Buyer in the amounts set forth on Schedule 3.4(a) of the Company Disclosure Schedules. Such Company Membership Units constitute all of the issued and outstanding equity interests of the Company, and, other than the foregoing, there are no other equity interests of the Company issued or outstanding. The Company Membership Units were duly authorized and validly issued, are fully paid, and were offered, sold and issued in compliance with federal and state securities laws and not in violation of any preemptive rights, rights of first refusal or similar rights. There are no declared or accrued but unpaid distributions with respect to the Company Membership Units. The Company Membership Units are not certificated.
(b)Except as set forth in the Governing Documents, there are no securities outstanding which are convertible into, exchangeable for, or carrying the right to acquire, equity interests (or securities convertible into or exchangeable for equity interests) of the Company, or subscriptions, warrants, options, calls, convertible securities, registration or other rights or other arrangements or commitments obligating the Company to issue, transfer or dispose of any of its equity interests or any ownership interest therein and there are no pre-emptive rights in respect of any securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any equity interests, and there are no outstanding rights to cause the Company to register its securities or which otherwise relate to the registration of any equity securities of the Company. There are no outstanding stock-appreciation rights, stock-based performance units, “phantom” stock rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, unit price performance or other attribute of the Company or its business or assets or calculated in accordance therewith. Except as set forth in the Governing Documents and the Pledge Agreement dated as of November 17, 2021 by and among the Sellers and the Parent (the “Pledge Agreement”) there are no agreements between any of the Sellers and any other Person with respect to the voting or transfer of the Company Membership Units.
Section 3.5 Consents. Except as set forth in Schedule 3.5 of the Company Disclosure Schedules, the Company is not required to give any notice to or obtain any Consent from any Person in connection with the Company’s execution and delivery of this Agreement or any of the Transaction Documents to which the Company is a party, or the consummation or performance of the Transactions.
Section 3.6 Legal Proceedings. There are no pending or, to the knowledge of the Company, threatened Proceedings by or against the Company. There are no Judgments currently outstanding binding on the Company (or any of its managers, officers or members in their capacities as such) or the Company’s assets.
Section 3.7 Real Property. The Company does not own or lease any real property.
Section 3.8 Title to Assets; Sufficiency. Except as set forth in Schedule 3.8, the Company owns good and marketable title to, or a valid lease or license, as applicable, to all of its assets free and clear of all Encumbrances other than Permitted Encumbrances. The furniture, machinery, equipment, vehicles, goods and other items of tangible personal property of the Company are in satisfactory operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are currently being put, and to the Company’s knowledge, none of such furniture, machinery, equipment, vehicles, goods and other items of tangible personal property of the Company is in need of material maintenance or material repairs except for ordinary, routine maintenance and repairs.
Section 3.9 Liabilities; Indebtedness. Except for the Bridge Note and as set forth on Section 3.9 of the Company Disclosure Schedules, the Company does not have any Indebtedness or other Liabilities, except: those Liabilities under Contracts incurred in the ordinary course of business and those Liabilities which have been incurred in the ordinary course of business and which are not, individually or in the aggregate, material in amount. The Company is not a guarantor for any Liability of any other Person.
Section 3.10 Taxes. Except as set forth on Schedule 3.10:

(a)The Company has timely filed all Tax Returns that were required to be filed by it, taking into account any valid extensions of time to file such Tax Returns. All such Tax Returns were true, correct and complete in all respects and have been prepared in compliance with all Legal Requirements. All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid. No penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.
(b)The Company does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or non-U.S. law), as a transferee or successor by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.
(c)The Company (i) has withheld from all employees, customers, independent contractors, creditors, members and any other applicable payees proper and accurate amounts for all taxable periods in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws, (ii) has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, (iii) has furnished or been furnished properly completed exemption certificates for all exempt transactions and has maintained records of such exemption certificates in compliance with all Legal Requirements, and (iv) has timely collected all sales, use and value added Taxes and any other equivalent or similar Taxes (e.g. cannabis-related excise or similar Taxes withheld at the source) required to be collected by it, and the Company has timely remitted all such Taxes to the appropriate taxing authorities.
(d)(i) There are no audits, investigations by any Governmental Body or other proceedings pending or, to the knowledge of the Company, threatened with regard to any amount of Taxes or Tax Returns of the Company; (ii) no deficiency for any amount of Taxes of the Company has been claimed, proposed or assessed, in each case, in writing by any Governmental Body, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith by appropriate proceedings; (iii) the Company has not waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions; and (v) the Company has not entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(e)To the knowledge of the Company, no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(f)There are no liens for Taxes upon the assets of the Company, other than liens for Taxes not yet due and payable.
(g)The Company has not, since December 31, 2021, made or changed or revoked any material Tax election; filed any material amended Tax Return; changed (or made any request to a Governmental Body to change) any Tax accounting period; settled or compromised any material Tax claim; surrendered or forfeited any right to claim a material refund of Taxes that was reflected as an asset in the Company’s financial statements for the year ended December 31, 2021; or consented to any extension or waiver of the limitation period (by operation of law or otherwise) applicable to any Tax Return or any claim or assessment in respect of Taxes (other than pursuant to an extension of time to file a Tax Return obtained in the ordinary course).
(h)There are no outstanding powers of attorney executed on behalf of the Company in respect to Taxes.
(i)The Company has not received any written ruling of a Governmental Body relating to Taxes or entered into a written and legally binding agreement with any Governmental Body relating to Taxes, in each case that would have a continuing effect after the Closing Date.
(j)The Company is not a party to any Tax allocation, indemnity or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes) with respect to or involving the Company, and after the Closing Date the Company shall not be bound by any such Tax allocation, indemnity or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date. The Company is not, nor has it ever been a member of an affiliated, combined or unitary group for Tax purposes.
(k)From the date of its formation until September 3, 2021, the Company was classified as a partnership for federal income tax purposes and in each state where the Company conducted business or was required to file Tax Returns. From September 4, 2021, the Company has been classified as an association taxable as a corporation for federal income tax purposes and in each state where the Company does business or is required to file Tax Returns. The Company has never made an election under Section 1362 of the Code to be taxed as an S corporation.
(l)The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to this Agreement.
(m)The Company has not participated in any (A) “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or (B) “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss (or any similar provisions under any state or local Law).
(n)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any (i) change in (or improper use of) any method of accounting for a taxable period ending on or prior to the date hereof under Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Legal Requirement);

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Legal Requirement) entered into prior to the Closing; (iii) installment sale or “open transaction” disposition made prior to the Closing; (iv) deferred revenue or prepaid amount received prior to the Closing; or (v) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Legal Requirement).
(o)None of the Company’s books and records contains a reserve for Taxes.
Section 3.11 Employees; Employee Benefits. The Company currently does not have, nor has ever had, any employees. The Company has not made any commitments or representations to any Person regarding (a) potential employment by Buyer, Parent or any other Affiliate of Parent after the Closing Date, or (b) any terms and conditions of such potential employment by Buyer, Parent or any Affiliate thereof following the Closing Date. The Company currently does not have, nor has it ever had, any employee benefit plans.
Section 3.12 Compliance with Legal Requirements; Governmental Authorizations.
(a)The Company is and has been in compliance in all material respects with all Legal Requirements applicable to the Company. The Company has not received any written notice from a Governmental Body that alleges that it is not in compliance with any Legal Requirement, and to the Company’s knowledge, the Company has not been subject to any adverse inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action.
(b)All material Governmental Authorizations of the Company are in full force and effect, no material violations are or have been recorded in respect of any such material Governmental Authorization and no Proceeding is pending or to the knowledge of the Company, threatened to enforce, revoke, terminate or limit any such material Governmental Authorization. The Company has not received any written notice from any Governmental Body of any deficiencies or violations of, or any remedial or corrective actions required in connection with, any Governmental Authorization of the Company or their renewal. All fees and charges with respect to the Governmental Authorizations of the Company have been paid in full as of the date hereof and will be paid in full through the Closing Date.
(c)All of the information provided to the OMM in the application for the CR Permits was true and correct in all material respects, and to the Company’s knowledge, did not omit any material fact necessary in order to make the statements made therein not misleading. All fees and charges with respect to the application for the CR Permits been paid in full.
(d)None of the Company’s officers or managers have been subject to a recommendation or determination by any Governmental Body that such Person is not suitable for licensure in connection with a cannabis business in the Commonwealth of Pennsylvania or any other jurisdiction.
(e)The Company has not and to the Company’s knowledge nor has any agent or other Representative of the Company on behalf of the Company, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, in contravention of applicable Legal Requirement, (i) as a kickback, inducement, or bribe to any Person or (ii) to any political organization, or the holder of or any candidate for any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Company.
Section 3.13 Contracts; No Defaults.
(a)Section 3.13(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Contracts to which the Company is a party or by which the Company is bound, together with all amendments, waivers, modifications and supplements thereto (each, a “Company Contract,” and collectively, the “Company Contracts”).
(b)All of the Company Contracts are in full force and effect against the Company and to the Company’s knowledge, the other Person(s) party thereto, and constitute legal, valid, binding and enforceable obligations against the Company and, to the knowledge of the Company, any other parties thereto. The Company is not in material default under nor has it materially breached any of the Company Contracts in any material respect and no act or omission has occurred which, with notice or lapse of time or both, would constitute such a material breach or material default under any term or provision of any such Company Contract. To the knowledge of the Company (i), no other party is in breach or default in any material respect under any Company Contract, and (ii) no act or omission has occurred by any other party thereto which, with notice or lapse of time or both, would constitute such a breach or default under any term or provision thereof.
(c)No customer, vendor, supplier or service provider has given the Company written notice that it intends to terminate or adversely and materially alter its business relationship with the Company (whether as a result of the consummation of the Transactions or otherwise).
Section 3.14 Intellectual Property. Except as disclosed in Schedule 3.14, the Company does not own or license any patents, copyrights, trademarks, tradenames or other intellectual property, other than its name.
Section 3.15 Brokers or Finders. There are no brokerage commissions, finder's fees, or similar compensation payable in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Company.
Section 3.16 Books and Records. All the books of account and other records of the Company (including, without limitation, manager and member resolutions, minutes and written consents) have been made available to Buyer.
Section 3.17 Bank Accounts. Section 3.17 of the Company Disclosure Schedules sets forth a complete and correct list of all banking and safe deposit box arrangements of the Company, specifying the bank, type of account and the names of all Persons authorized to draw against or have access thereto (including, without limitation, all authorized signatories).
Section 3.18 Disclosure. No representation or warranty by the Seller Parties in this ARTICLE III contains any untrue statement of material fact or to the Company’s knowledge,

omits to state any material fact necessary in order to make the statements in ARTICLE III not misleading.
Section 3.19 Disclaimer. Except as otherwise expressly set forth in this ARTICLE III and ARTICLE IV, each Seller and the Company expressly disclaims any representations or warranties of any kind or nature, express or implied regarding the Company, any Seller or the Transactions. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or similar materials made available by the Company, its Representatives or any advisor of the Company, are not and shall not be deemed to be or be included as representations or warranties of the Company, and are not and shall not be deemed to be relied upon by any Buyer Party in executing, delivering and performing this Agreement and/or the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller, severally and not jointly, on behalf of itself and no other Seller, represents and warrants to the Buyer as of the date hereof as follows:
Section 4.1 Authorization; Enforceability. Such Seller has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which such Seller is a party has been or will be when executed and delivered duly authorized by all requisite action on the part of such Seller and constitutes or will constitute after such Seller’s execution and delivery, the legal, valid and binding obligation of the Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.2 No Violation, Etc. The execution and delivery of this Agreement and each other Transaction Document to which such Seller is a party, and the performance of such Seller’s obligations hereunder and thereunder does not and will not (a) violate or conflict with any provision of the governing documents of such Seller, (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default or give rise to any right of termination, cancellation or acceleration (with the passage of time, notice or both) under any Contract to which such Seller is a party or by which such Seller is bound, (c) violate or conflict with any Legal Requirement to which such Seller or any of its Company Membership Units are subject or (d) result in any Encumbrance on the Company Membership Units of such Seller.
Section 4.3 Brokers or Finders. No such Seller nor any of its Representatives has incurred any obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Transactions.
Section 4.4 Legal Proceedings. There is no pending or, to the knowledge of such Seller, threatened Proceeding by or against such Seller that relate to such Seller’s Company Membership Units or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. Such Seller has not been subject to a recommendation or determination by any Governmental Body that such Seller is not suitable for licensure in connection with a cannabis business in the Commonwealth of Pennsylvania or any other jurisdiction.
Section 4.5 Title. Such Seller is the lawful owner of, and has good and marketable title to, all of the Company Membership Units set forth opposite such Seller’s name on Section 3.4(a) of the Company Disclosure Schedules, free any clear of all Encumbrances, other than Encumbrances imposed by federal and state securities laws, the Governing Documents or the Pledge Agreement. Except to the extent set forth in the Governing Documents and the Pledge Agreement, such Seller has not granted a currently effective power of attorney or proxy to any Person with respect to all or any part of the Company Membership Units owned by such Seller. Except as set forth in the Governing Documents and the Pledge Agreement, there are no outstanding options, warrants or other similar rights in respect of the Company Membership Units owned by such Seller and, except as set forth in this Agreement, the Governing Documents and the Pledge Agreement, such Seller is not a party to or bound by any agreement, undertaking or commitment to, directly or indirectly, sell, exchange or transfer the Company Membership Units owned by such Seller.
Section 4.6 Investment Representations.
(a)This Agreement is made in reliance upon such Seller’s representation to Buyer and Parent, which by its acceptance hereof such Seller hereby confirms, that the Share Consideration to be received by it will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof in violation of federal and applicable securities Legal Requirements.
(b)Such Seller understands that none of the shares of Parent Common Stock comprising the Share Consideration are registered under the Securities Act of 1933, as amended (the “Securities Act”), on the basis that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Rule 506(b) of Regulation D of the Securities Act, and that Buyer’s and Parent’s reliance on such exemption is predicated on such Seller’s representations set forth herein.
(c)Such Seller understands that the Share Consideration is considered “restricted securities” pursuant to Rule 144 and may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Share Consideration or an available exemption from registration under the Securities Act, the Share Consideration must be held indefinitely. In particular, such Seller is aware that the Share Consideration may not be sold pursuant to Rule 144 unless all of the conditions of Rule 144 are met. Among the conditions for use of Rule 144 is the availability of current information to the public about Parent.
(d)Such Seller represents and warrants to Parent that it is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D.

(e)Such Seller acknowledges that it is not acquiring the Share Consideration as a result of “general solicitation” or “general advertising” (as such terms are used in Regulation D under the Securities Act), including without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the internet, or broadcast over radio or television or on the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.
(f)Such Seller acknowledges that the book entries representing the Share Consideration will bear the following notation:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE COMPANY, (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT IN ACCORDANCE WITH RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH U.S. SECURITIES LAWS.”
Section 4.7 Closing Schedule. Such Seller acknowledges and agrees that the Merger Consideration shall be distributed to the Sellers in accordance with the Closing Schedule. Such Seller irrevocably consents to the allocation of the Merger Consideration in accordance with the Closing Schedule, notwithstanding anything to the contrary contained in the Governing Documents.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER AND MERGER SUB
Parent, Buyer and Merger Sub jointly and not severally represent and warrant to the Company and the Sellers as of the date hereof as set forth below. For purposes of this ARTICLE V, “Buyer Parties’ knowledge,” “knowledge of Buyer Parties,” and any similar phrases shall mean the actual knowledge of Abner Kurtin, Francis Perullo, and Daniel Neville after reasonable investigation.
Section 5.1 Organization and Good Standing. Each of the Buyer Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, with full power and authority to conduct its business as it is now conducted. The Parent has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage. At all times since the date of its formation, Buyer has been a wholly-owned subsidiary of Parent. At all times since the date of its formation, Merger Sub has been a wholly-owned subsidiary of the Buyer.
Section 5.2 Authorization; Enforceability. Each of the Buyer Parties has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by each Buyer Party of this Agreement and the other Transaction Documents to which it is a party, the performance by such Buyer Party of its obligations hereunder and thereunder, and the consummation by each Buyer Party of the Transactions have been duly authorized by all requisite action on the part of such Buyer Party. This Agreement and each other Transaction Document to which a Buyer Party is a party has been duly authorized by all requisite action on the part of such Buyer Party and constitutes the legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, subject to the Enforceability Exceptions.
Section 5.3 No Violation, Etc.
(a)The execution and delivery of this Agreement and each other Transaction Document to which a Buyer Party is a party, and the performance of such Buyer Party’s obligations hereunder and thereunder does not and will not (a) violate or conflict with any provision of the governing documents of such Buyer Party; (b) violate or conflict with any Legal Requirement, Governmental Authorization or Judgment to which such Buyer Party or any of its properties or assets are subject, (c) conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other Contract, to which the Parent is a party or by which it or any of its property or assets are bound, (d) result in the creation or imposition of any Encumbrance upon any of the property or assets of the Parent or (e) require the Consent, notice, declaration, or filing with or other action by any Governmental Body or other Person or require Governmental Authorization.
(b)No Consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body or any other person is required by the Parent in connection with the execution and delivery of this Agreement and each Transaction Document to which it is a party and the consummation of the Transactions, including the issuance of the Share Consideration, other than (i) customary filings under Canadian and United States securities Legal Requirements, and (ii) customary filings required for the listing and posting for trading on the Canadian Securities Exchange (the “CSE”) and the OTCQX over the counter market (the “OTCQX”) of the shares of Parent Common Stock issuable as Share Consideration, subject only to satisfaction by the Parent of customary post-Closing filing conditions required by the CSE and the OTCQX. The Parent has obtained all required approvals (if any) from the CSE and the OTCQX necessary for the issuance of the shares of Parent Common Stock issuable as Share Consideration, at or prior to Closing and at or prior to the Closing, the Parent shall have obtained the required consents and approvals necessary to list the shares of Parent Common Stock issuable as Share Consideration on the CSE and the OTCQX upon issuance.
Section 5.4 Brokers or Finders. No Buyer Party nor any of their Representatives have incurred or will have any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transactions.
Section 5.5 Legal Proceedings. There are no pending or, to the knowledge of the Buyer Parties, threatened Proceedings (i) that have or would reasonably be expected to have a Material Adverse Effect on any Buyer Entity, (ii) that have or could reasonably be expected to have a Delisting Event or (iii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.
Section 5.6 Share Consideration/Capitalization.
(a)The Share Consideration has been duly authorized, and upon the issuance of such shares in accordance with this Agreement, such shares will be validly issued, fully paid and nonassessable, and will be free of any Encumbrances other than restrictions on transfer under applicable federal, state and local securities Legal Requirements and Encumbrances created by or imposed by any Seller. The shares of Parent Common Stock constituting Share Consideration are voting capital securities of the Parent. The issuance of the Share Consideration is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. All shares of Parent Common Stock issued as Share Consideration will be freely tradeable upon issuance subject to compliance with applicable federal and state securities Legal Requirements.
(b)The authorized capital of the Parent consists of 750,000,000 shares of Parent Common Stock and 100,000 shares of the Parent’s Class B Common Stock, par value $0.001 per share (the “Class B Shares”) of which, on the close of business of the date that is one day prior to the execution and delivery of this Agreement, 175,565,116 shares of Parent Common Stock and 65,000 Class B Shares are outstanding. All of the presently issued and outstanding Class B Shares and shares of Parent Common Stock have been validly allotted and issued and are outstanding as fully paid shares. No Person has or will have any Contract or option or any right or privilege (whether by Legal Requirement, pre-emptive or contractual) capable of becoming a Contract or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase from the Parent of any shares of Parent Common Stock or Class B Shares (or any securities convertible or exchangeable into such equity securities) or for the subscription, allotment or issuance of any unissued securities in the capital of the Parent, other than as disclosed or as will be disclosed in the Parent’s publicly available continuous disclosure documents.
Section 5.7 Indebtedness. The Parent is not entering into this Agreement and the other Transaction Documents to which it is a party with the intent to hinder, delay or defraud its creditors.
Section 5.8 Compliance with Legal Requirements; Governmental Authorizations.
(a)The Parent and each of its subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable Legal Requirements of each jurisdiction in which it or any of its subsidiaries carries on business, including all applicable securities Legal Requirements and rules of the CSE and the OTCQX, and has not received any written notice of material non-compliance.
(b)All Governmental Authorizations obtained, or required to be obtained, from Governmental Bodies that are required or are necessary for the Parent and its subsidiaries to operate their respective businesses have been obtained and are in full force and effect. Neither the Parent nor any of its subsidiaries have received any written notice from any Governmental

Body that the Parent or any of its subsidiaries is not in (i) full compliance with respect to any Governmental Authorization that allows the Parent and any of its subsidiaries to engage in the cannabis business or with respect to any of its securities and (ii) material compliance with any other Governmental Authorization (and to the knowledge of the Buyer Parties there are no presently existing facts, circumstances or events which, with notice or lapse of time, would result in violations of any Governmental Authorization that allows the Parent and any of its subsidiaries to engage in the cannabis business or with respect to any of its securities or material violations of any other Governmental Authorization or Judgment).
Section 5.9 Reliance. No Buyer Party is relying on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the express representations and warranties provided under ARTICLES III and IV hereof. Except as otherwise expressly set forth in this ARTICLE V, each Buyer Party expressly disclaims any representations or warranties of any kind or nature, express or implied regarding any Buyer Party or the Transactions.
Section 5.10 Parent Documents.
(a)Parent SEC Documents. All statements, reports, schedules, forms and other documents (including exhibits and all information incorporated by reference) required to have been filed by Parent with the United States Securities and Exchange Commission (the “SEC” and all such statements, reports, schedules, forms and other documents (including exhibits and all information incorporated by reference) are referred to as the “Parent SEC Documents”) have been so filed on a timely basis. A true and complete copy of each Parent SEC Document is available on the website maintained by the SEC at http://www.sec.gov. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing), each of the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated under the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. Through the Closing Date, Parent has not received from the SEC any written comments with respect to any of the Parent SEC Documents (including the financial statements included therein) that have not been resolved. The financial statements included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Parent and any consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end adjustments.

(b)Parent Canadian Documents.
(i)Parent is a reporting issuer or the equivalent in good standing in all of the provinces of Canada other than Quebec and is in compliance in all material respects with its continuous and timely disclosure obligations under Canadian Securities Laws and the rules and regulations of the CSE and any of the Canadian Securities Administrators. The issued and outstanding shares of Parent Common Stock are listed and posted for trading on the CSE. Parent has filed with or furnished to the CSE and required regulators under Canadian Securities Law (including following any extensions of time for filing provided by the Canadian Securities Law) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, required under Canadian Securities Laws (including without limitation any Canadian Securities Laws regarding timely and continues disclosure obligations) (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent Canadian Documents”) and all such documents are true, correct and complete in all material respects and do not contain any misrepresentation as of the date of such statements, and no material change report has been filed on a confidential basis with any required regulator under Canadian Securities Law that remains confidential at the date of this Agreement. Parent is in compliance in all material respects with the continued listing requirements of the CSE.
(ii)No Judgment preventing, ceasing or suspending trading in any securities of the Parent or prohibiting the issue and sale of securities by the Parent has been issued and no proceedings for any of such purposes have been instituted or are pending or, to the knowledge of the Buyer Parties, are contemplated or threatened.
(iii)As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement), each Parent Canadian Document complied as to form in all respects with the requirements of applicable securities Legal Requirements and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 5.11 Tax Matters.
(a)Tax Classification of Buyer. At all times since the date of its formation, Buyer has been disregarded as an entity separate from its owner within the meaning of Treasury Regulation Section 301.7701-3(a) (and any comparable provision of state, local, or foreign laws) (a “Disregarded Entity”). The Buyer Parties have not caused a “check-the-box” election to be filed for Buyer within the meaning of Treasury Regulation Section 301.7701-3(a) (or any comparable provision of state, local, or foreign laws) or otherwise taken any action (or failed to take any action) that would prevent Buyer from being classified as a Disregarded Entity (other than as a result of the Merger).
(b)Tax Classification of Merger Sub. At all times since the date of its formation on March 14, 2022, Merger Sub has been classified as an association taxable as a corporation for federal income tax purposes and in each state where Merger Sub does business or is required to file Tax Returns.
(c)Continuity of Business Enterprise. The Buyer Parties intend to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).
(d)Property of Merger Sub. None of the Buyer Parties has taken any action, or failed to take any action, that would cause the Surviving Company not to hold substantially all of Merger Sub’s properties after the Merger within the meaning of Treasury Regulation Section 1.368-2(j)(3)(iii).
(e)Parent Common Stock. The Parent Common Stock constitutes “voting stock” within the meaning of Section 368(a)(2)(E) of the Code and Treasury Regulation Section 1.368-2(j)(3)(i).
ARTICLE VI
COVENANTS AND OTHER AGREEMENTS
Section 6.1 Confidentiality. Following the Closing, no Seller shall, directly or indirectly, use, disclose or divulge any confidential or proprietary information of the Company, the Surviving Company, Parent or Buyer for any purpose without the express written Consent of Parent, except to the extent that such Seller can show that such information (a) is generally available to the public through no fault of such Seller; (b) is lawfully acquired by such Seller from and after the Closing Date from sources (other than the Buyer, the Surviving Company or any of their respective Affiliates) which are not prohibited from disclosing such information by a legal or contractual or fiduciary obligation known to such Seller; or (c) required to be disclosed in accordance with any applicable Legal Requirement, court order or stock exchange rule. If any Seller is compelled to disclose any information by judicial or administrative process or by other Legal Requirements, such Seller shall (unless such notification is prohibited by Legal Requirements, court order or stock exchange rule) promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is legally required to be disclosed, provided that any such notification shall be made promptly to allow Buyer time to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to such information.
Section 6.2 Public Disclosure. Except as contemplated by this Agreement or as otherwise required by Legal Requirement, regulatory authority, stock exchange or court order, no disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Agreement shall be made by any Party hereto, whether before or after the Closing, unless approved by Parent, the Company (prior to the Closing) and the Seller Representative , prior to release.
Section 6.3 Release.
(a)Each Seller, on such Seller’s own behalf (solely in its capacity as a member of the Company) and on behalf of the Seller’s controlled Affiliates, predecessors,

successors and assigns (collectively, the “Seller Releasing Parties” and each, a “Seller Releasing Party”), effective immediately as of the Closing, shall be deemed to have, and hereby does, unconditionally release and forever discharge the Company and the Company’s past, present and future equity holders, Representatives, Affiliates, predecessors, successors and assigns (collectively, the “Company Releasees”), from any and all claims, duties, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity that such Seller now has or has ever had against a Company Releasee arising on or prior to Closing or on account of or arising out of any matter, cause or event occurring prior to Closing, (collectively, the “Seller Released Claims”); provided, however, that nothing contained in this Section 6.3(a) will operate to release any claims, duties, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and Liabilities (i) arising under this Agreement or any other Transaction Document or the Transactions, (ii) with respect to any rights to indemnification from the Company arising from such Seller’s position as a member, manager, officer or partnership representative of the Company or (iii) relating to any other matter in connection with any relationship of a Seller with the Company, Buyer or Parent from and after the Closing. Each Seller Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Seller Released Claim, or aiding, assisting, commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Company Releasees, based upon any matter purported to be released hereby.
(b)Effective as of the Closing, the Company, on its own behalf and on behalf of the Company’s controlled Affiliates, predecessors, successors and assigns (collectively, the “Company Releasing Parties” and each, a “Company Releasing Party”) hereby releases and forever discharges each Seller and their respective past, present and future equity holders, Representatives, Affiliates, controlling persons, partnership representatives, subsidiaries, successors and assigns, as applicable (individually, a “Seller Releasee” and collectively, “Seller Releasees”) from any and all claims, duties, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity that the Company now has, has ever had or may hereafter have against a Seller Releasee arising on or prior to Closing or on account of or arising out of any matter, cause or event occurring prior to Closing (collectively, the “Company Released Claims”); provided, however, that nothing contained in this Section 6.3(b) will operate to release any claims, duties, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and Liabilities (i) arising under this Agreement or any Transaction Document or (ii) relating to any other matter in connection with any relationship of a Seller with the Company, Buyer or Parent from and after the Closing. From and after the Effective Time, no claim shall be brought or maintained by any Buyer Party, the Surviving Company or their respective successors or assigns against Hannah Iglesias and/or Thomas McGlade (i.e. the current managers of the Company) in such person’s capacity as a manager (present or former) of the Company (provided that nothing contained herein shall relieve any Seller from its obligations hereunder), and no recourse shall be sought against any of them, based upon or relating to any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Company set forth or contained in this Agreement, in each case, except in the case of fraud.

Section 6.4 Non-Solicitation.
(a)For a period of two (2) years following the Closing Date, a Seller shall not, directly or indirectly, except on behalf of Parent, Buyer or the Surviving Company (i) solicit to hire, hire or employ, whether as an employee, director, contractor, consultant or otherwise, any Representatives, consultants, contractors or agents of Parent, Buyer, the Company, the Surviving Company or any of their Affiliates, or directly encourage any such Person to terminate his her or its engagement with Parent, Buyer, the Company, the Surviving Company or any of their Affiliates; provided, however, that any solicitation in the form of a general advertisement or solicitation program, which is not specifically targeted at such individuals or group of individuals, or the hiring of any individual who responds to such general advertisement or solicitation or hiring any individual terminated by Parent, Buyer, the Company, the Surviving Company or any of their Affiliates, shall not be deemed to be a breach of this Section 6.4(a).
(b)For a period of two (2) years following the Closing Date, none of Parent, Buyer or the Surviving Company shall, directly or indirectly, (i) solicit to hire, hire or employ, whether as an employee, director, contractor, consultant or otherwise, any Representatives, consultants, contractors or agents of any of the Sellers or their Affiliates, or directly encourage any such Person to terminate his, her or its engagement with any of the Sellers or their Affiliates; provided, however, that any solicitation in the form of a general advertisement or solicitation program, which is not specifically targeted at such individuals or group of individuals, or the hiring of any individual who responds to such general advertisement or solicitation or hiring any individual terminated by a Seller or any of their Affiliates, shall not be deemed to be a breach of this Section 6.4(b).
(c)Each Party acknowledges that a breach or threatened breach of Section 6.4(a) or Section 6.4(b) would give rise to irreparable harm to non-breaching Party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations in Section 6.4(a) or Section 6.4(b), each non-breaching Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d)Each Party acknowledges that the restrictions contained in Section 6.4(a) or Section 6.4(b) are reasonable and necessary to protect the legitimate interests of the other applicable Parties and constitute a material inducement to the Parties to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in Section 6.4(a) or Section 6.4(b) should ever be adjudicated to exceed the time or other limitations permitted by applicable Legal Requirement in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time or other limitations permitted by applicable Legal Requirements.
Section 6.5 Tax Covenants.
(a)Allocation of Taxes for a Straddle Period. Pre-Closing Taxes (other than Transfer Charges, all of which shall be included in Pre-Closing Taxes) shall include Taxes for a

Straddle Period in an amount equal to: (A) in the case of any gross receipts, income or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of a deemed closing at the end of the Closing Date of the relevant books and records of the Company and (B) in the case of any Taxes (other than gross receipts, income, or similar Taxes), the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
(b)Income Tax Returns for Pre-Closing Tax Periods (Other Than Straddle Periods). The Seller Representative shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns required to be filed by the Company for all Pre-Closing Tax Periods (other than Straddle Periods) that have not been filed before the Closing Date (such returns, “Pre-Closing Income Tax Returns”), regardless of whether the Company was classified for income Tax purposes during such period as a partnership or as an association taxable as a corporation, and, subject to the applicable limitations contained in ARTICLE VIII, each Seller shall pay its Pro Rata Portion of any Taxes shown as due on such initial filings (provided that nothing contained herein shall limit, alter, reduce or prohibit the rights of the Sellers to dispute that such Taxes are payable or the amount thereof). All Pre-Closing Income Tax Returns shall be prepared on a basis consistent with past practices of the Company unless contrary to Legal Requirements. The Seller Representative shall provide Buyer with completed drafts of all Pre-Closing Income Tax Returns that have not been filed before the Closing Date for Buyer’s review and comment at least thirty (30) days prior to the due date for filing. The Seller Representative shall consider in good faith all reasonable comments made in writing by Buyer at least ten (10) days prior to the due date for filing such Pre-Closing Income Tax Returns and make such revisions as reasonably requested by Buyer to the extent that such revisions are consistent with Legal Requirements. All items of the Company’s income, gain, loss, deduction and credit for Pre-Closing Tax Periods for which the Company was classified as a partnership for income Tax purposes shall be included on the applicable Tax Returns of Sellers in accordance with Legal Requirements.
(c)Other Tax Returns for Pre-Closing Tax Periods (Including Straddle Periods). Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by the Company for all Pre-Closing Tax Periods (including Straddle Periods) that have not been filed before the Closing Date (excluding Pre-Closing Income Tax Returns subject to Section 6.5(b)), regardless of whether the Company was classified for income Tax purposes during such period as a partnership or as an association taxable as a corporation and, subject to the applicable limitations contained in ARTICLE VIII, each Seller shall pay its Pro Rata Portion of any Taxes shown as due on such initial filings (provided that nothing contained herein shall limit, alter, reduce or prohibit the rights of the Sellers to dispute that such Taxes are payable or the amount thereof); provided that (i) all Tax Returns subject to this Section 6.5(c) shall be prepared on a basis consistent with past practices of the Company unless contrary to Legal Requirements, (ii) any Tax Return subject to this Section 6.5(c) shall be prepared on a basis consistent with the intended Tax treatment set forth in Section 6.5(j) and (iii) Buyer shall provide the Seller Representative with completed drafts of any Tax Returns subject to this Section 6.5(c) for the Seller Representative’s review and comment at least thirty (30) days prior to the due date for filing such Tax Returns. Buyer shall consider in good faith all reasonable comments made in writing by the Seller Representative at least fifteen (15) days prior to the due date for filing such Tax Returns and make such revisions as reasonably requested by Seller Representative to the extent that such revisions are consistent with Legal Requirements.
(d)Cooperation on Tax Matters.
(i)Buyer, on the one hand, and the Sellers on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Returns pursuant to this Section 6.5(d) and any audit or other proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the other Party’s request, the provision of records and information which are reasonably relevant to any such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, provided that, neither the Buyer nor the Sellers shall be required under this Section 6.5(d) to provide to the other party any information that is privileged if the disclosure of such information is reasonably expected to result in the loss of such privilege. Buyer and the Company, on the one hand, and the Sellers, on the other hand, agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date for a period of seven (7) years and to abide by all record retention agreements entered into with any taxing Authority; provided that Buyer may dispose of such books and records that are offered in writing to, but not accepted by, the Seller Representative.
(ii)Buyer and the Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions contemplated by this Agreement).
(e)Transfer Charges. The Sellers shall be responsible for all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Charges”), and the Sellers shall, at the sole cost of the Sellers, file all necessary Tax Returns and other documentation with respect to all such Transfer Charges, and, if required by applicable Legal Requirement, Buyer shall, and shall cause the Company to, join in the execution of any such Tax Returns and other documentation. To the extent that any such Transfer Charge is by applicable Legal Requirement payable by Buyer rather than the Sellers, the Sellers shall, at least ten (10) Business Days prior to the due date for paying such Transfer Charge, transfer the amount due in immediately available funds to an account designated by Buyer.
(f)Tax Proceedings. If an audit, investigation or similar proceeding with respect to any Tax matter shall be commenced, or a claim shall be made by any Tax authority, with respect to any Pre-Closing Tax Period (such audit, investigation or similar proceeding or claim, a “Tax Proceeding”), then the following provisions shall apply:

(i)If Buyer, Parent or the Company receives written notice of any pending or threatened claim made or deficiency alleged relating to Tax Returns of the Company for a Pre-Closing Tax Period that would reasonably be expected to result in Losses that are indemnifiable under this Agreement (each, a “Tax Claim”), Buyer shall provide written notice to Seller Representative within ten (10) Business Days of receipt thereof. If the Seller Representative or any Seller receives written notice of a Tax Claim, Seller Representative (if it was the Person receiving such written notice) shall provide written notice to Buyer or such Seller (if it was the Person receiving such written notice) shall provide written notice to the Seller Representative, who shall then provide written notice to Buyer, in all cases within ten (10) Business Days of receipt thereof. In each case within this clause (i), notwithstanding anything to the contrary herein, the failure or delay in delivering such notice shall not relieve a Party of its obligations hereunder except to the extent that such party is prejudiced by such failure or delay.
(ii)With respect to a Tax Claim for any Pre-Closing Tax Period other than a Straddle Period, the Seller Representative shall have the right (but not the obligation), to be exercised within ten (10) Business Days following its receipt of the written notice of such Tax Claim by delivering written notice to Buyer, to assume and thereafter conduct and control the defense of such Tax Claim (with counsel of the Seller Representative’s choosing) at the Sellers’ expense. For so long as the Seller Representative is conducting and controlling such defense, (A) Buyer shall have the right, but not the obligation, to participate in such defense with separate counsel of its choosing and at its own expense and (B) Buyer, Parent and the Company shall cooperate with the Seller Representative in such defense and make available to the Seller Representative all witnesses, pertinent records, materials and information in or under the possession or control of Buyer, Parent or the Company relating thereto as may be reasonably requested in writing by the Seller Representative; provided that each Seller shall reimburse the Buyer for all reasonable and documented out of pocket costs (including reasonable fees and disbursements of counsel, accountants and other professional advisors reasonably required to provide such requested cooperation) incurred in connection with providing such cooperation. The Seller Representative shall not be permitted to consent to the entry of any judgment or enter into any settlement of such Tax Claim which could reasonably be anticipated to adversely impact Buyer, Parent or the Company for a post-Closing period without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned).
(iii)Notwithstanding the provisions of clause (ii), above, with respect to any Tax Proceeding involving a Pre-Closing Tax Period for which the Company was classified as a partnership for income Tax purposes, (x) the Seller Representative shall have the exclusive right to control the conduct of such Tax Proceeding and the defense of any Tax Claim related thereto, to the extent not otherwise vested in the Company’s “partnership representative” within the meaning of Section 6223 of the Code, and (y) unless the Company is treated as ceasing to exist for purposes of Section 6241(7) of the Code, the Parties shall make (or cause the Company to make) a “push-out” election described in Section 6226 of the Code or, if available, utilize one of the procedures described in Section 6225(c)(2) of the Code with respect to each applicable Tax Claim. To the extent that such elections are unavailable or otherwise cannot be made for any reason, any “imputed underpayment” (as determined by Section 6225 of the Code) (including any interest and penalties thereto) assessed against the Company with respect to any Pre-Closing Tax Period while it was classified as a partnership shall be treated as a Tax Claim in accordance with this Section 6.5.
(iv)Except as otherwise provided by this Section 6.5(f), a Tax Claim shall be treated as a Third-Party Claim for purposes of Section 8.5. To the extent there is any inconsistency between this Section 6.5(f) and Section 8.5, this Section 6.5(f) shall control.
(g)Tax Classification of Buyer. None of the Buyer Parties shall take any action (or fail to take any action) that would prevent Buyer from being classified as a Disregarded Entity if such action (or failure to take such action) could reasonably be expected to cause the Merger to fail to qualify as a reorganization in accordance with Section 368(a) of the Code or the Treasury Regulations promulgated thereunder.
(h)Tax Classification of Merger Sub. Except for the effect of the Merger, none of the Buyer Parties shall take any action (or fail to take any action) that would prevent Merger Sub from being classified as an association taxable as a corporation within the meaning of Treasury Regulation Section 301.7701-3(a).
(i)Continuity of Business Enterprise. The Buyer Parties shall continue at least one significant historic business line of the Company or use at least a significant portion of the Company’s historic business assets in a business, in each case with the meaning of Treasury Regulation Section 1.368-1(d).
(j)Tax Treatment of Transactions. For federal income tax purposes, the Parties intend, by approving resolutions authorizing this Agreement, to treat this Agreement as a “plan of reorganization” under Treasury Regulation Section 1.368-2(g), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and the Treasury Regulations promulgated thereunder. No Party shall take any position (whether in a Tax Return, an audit or otherwise) that is inconsistent with the foregoing treatment, unless required to do so by applicable Legal Requirements. Each of the Parties shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization in accordance with Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. None of the Parties shall (and each of the Parties shall cause their respective Affiliates not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization in accordance with Section 368(a) of the Code or the Treasury Regulations promulgated thereunder.
(k)Amended Returns for Pre-Closing Tax Periods. Unless required by Legal Requirements, no Buyer Party shall (or shall cause or permit the Company to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(l)Refunds or Credits for Pre-Closing Tax Periods. Any refunds or credits of Taxes of the Company for any Pre-Closing Tax Period that are actually received in cash by the Company shall be for the account of Sellers. Any refunds or credits of Taxes of the Company for any taxable period beginning after the Closing Date shall be for the account of Buyer. Any refunds or credits of Taxes of the Company for any Straddle Period shall be apportioned between Sellers and Buyer in the same manner as the liability for such Taxes is apportioned pursuant to Section 6.5(a). Any refund or credit subject to this Section 6.5(l) that is paid to the incorrect Party shall be paid or caused to be paid by the incorrect Party to the correct Party within ten (10) Business Days after receipt of such refund.
(m)Payment of Penalties for Late Filed Returns. Sellers shall pay or cause to be paid (with each Seller paying or causing to be paid their Pro Rata Portion) all federal and applicable state and local penalties attributable to the late filing of any Company Tax Return that was required to be filed prior to the Closing Date (taking into account extensions of time in which to file) (including the Company’s federal and state partnership returns for the period ended September 3, 2021) on the date on which such Company Tax Returns are filed by a Seller (or Seller Representative); provided that the Sellers shall not have to pay any penalties, fines and/or interest associated with such late returns until the first to occur of (i) five (5) Business Days after receipt of a notice of assessment if the Seller (or the Seller Representative) has not previously filed the appropriate forms for an abatement, or (ii) five (5) Business Days after the applicable taxing authority declines the Seller's (or the Seller Representative's) request for an abatement or other reduction of such penalties, fines and/or interest or (iii) five (5) Business Days after Seller Representative’s receipt of a copy of a written notice received by the Surviving Company from any Governmental Body (including the DOH) stating that the failure to pay such penalties, fines and/or interest associated with such late returns will (in and of itself and due to no other causes) result in the loss of the CR Permits; provided, however, that the preceding proviso shall not apply in any taxing jurisdiction which does not offer a procedure by which the applicable penalties, fines or interest may be administratively abated prior to payment and in such instance the Sellers shall pay such amounts when assessed by the applicable taxing authority. For the purpose of clarity, such amounts paid by the Sellers shall not count against the $75,000 set forth in Section 8.7(e). Buyer shall provide reasonable cooperation to Sellers to the extent Sellers request an abatement and/or refund of all or a portion of such penalties.
Section 6.6 Manager and Officer Indemnification. From and after the Closing for a period of six (6) years, the Buyer and the Parent shall not, and shall not permit the Surviving Company to amend, repeal or modify any provision of its Governance Documents relating to the exculpation or indemnification of any current or former manager, officer or partnership representative in a manner that would have any adverse effect on the exculpation or indemnification of any such person set forth in the Governing Documents (unless required by applicable Legal Requirements). If the Surviving Company (i) consolidates with, or merges into, any other entity, or (ii) transfers all or substantially all of its properties and assets to any entity then each of the Parent and the Buyer shall cause proper provision to be made so that any such successor or assign of the Surviving Company shall expressly assume all of the obligations set forth in this Section 6.6. This Section 6.6 is intended for the benefit of, and is enforceable by, each current and former manager, officer and partnership representative of the Company, and his or her heirs, executors, legal representatives, successors and assigns, as applicable, and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract, under Legal Requirements, or otherwise. It is hereby acknowledged and agreed that each current or former manager, officer or partnership representative described herein is an intended third party beneficiary of this Section 6.6, may enforce the provisions of this Section 6.6 and this Section 6.6 may not be amended without the prior written consent of each such Person.
Section 6.7 Preservation of Attorney-Client Relationship.
(a)The Parent and the Buyer hereby acknowledges that McCarter & English, LLP (the “Firm”) is serving as counsel for the Company in connection with the negotiation and preparation of this Agreement and the consummation of the Transactions (collectively, “Transaction Matters”). In the event of any dispute among the parties hereto after the Closing, the Sellers reasonably anticipate that the Firm may represent any Seller (or the Seller Representative) in such matters. Moreover, the Firm anticipates that it may continue to represent certain of the Sellers or their Affiliates in other matters. Accordingly, to the extent required by reason of applicable Legal Requirements, or otherwise, the Parent, the Buyer and the Surviving Company (in each case for itself and on behalf of its Affiliates) expressly consent to the Firm’s representation of any Seller (or the Seller Representative) in any matter after the Closing in which the interests of the Parent, Buyer, the Surviving Company and any of their respective Affiliates, on the one hand, and any Seller (or the Seller Representative), on the other hand, are adverse, whether or not such matter is one in which the Firm may have previously advised any Seller or the Company, and the Buyer, the Parent and the Surviving Company agree to execute and deliver any conflict waiver letter or other document, reasonably requested by any Seller (or the Seller Representative) to confirm and implement such consent and the provisions of this Section 6.7.
(b)Each party to this Agreement further acknowledges that, notwithstanding any other provision of this Agreement to the contrary, although the Buyer is acquiring control of the Company at the Closing pursuant to this Agreement, after the Closing, none of the Parent, the Buyer or the Surviving Company shall have any right to any attorney-client privileged matters, communications or materials in the course of and relating to the Firm’s representation of the Company in the Transaction Matters (collectively, the “Retained Materials”), and, at the Closing, all rights to any such attorney-client privileged matters or materials shall, without the requirement of any further action, be deemed automatically transferred to and fully vested in a Seller or the Sellers and not in the Surviving Company; and as such, (i) the Parent, the Buyer and the Surviving Company expressly consent to the disclosure by the Firm to a Seller or the Sellers of any Retained Materials or any information learned by such Firm in the course of and relating to the Firm’s representation of the Company in the Transaction Matters, and (ii) the attorney-client privilege for the Retained Materials or any or any information learned by the Firm in the course of and relating to the Firm’s representation of the Company in the Transaction Matters belongs to each Seller and may be controlled by a Seller or the Sellers and shall not be claimed by the Parent, the Buyer, or the Surviving Company. Notwithstanding the foregoing, in the event that a dispute arises between the Parent, Buyer or the Surviving Company, on the one hand, and a third party, on the other hand, after the Closing, the Surviving Company may assert and control the attorney- client privilege to prevent disclosure of confidential communications by the Firm to such third party. Nothing set forth herein shall affect the attorney-client privilege with respect to any communications between a Firm, on the one hand, and the Company or any of its representatives, on the other hand, with respect to communications other than those made solely and directly in connection with the Transaction Matters. It is hereby acknowledged and agreed that the Firm is an intended third party beneficiary of this Section 6.7, may enforce the provisions of this Section 6.7 and this Section 6.7 may not be amended without the prior written consent of the Firm.
Section 6.8 Maintaining Listing and Further Assurances.
(a)The Parent covenants to the Sellers that it shall use commercially reasonable efforts to maintain the listing of the Parent Common Stock on the CSE, the OTCQX or another Relevant Exchange for at least the period of 24 months following the Closing; provided that the foregoing shall in no way affect Parent’s ability to proceed with any reorganization of capital that is subject to shareholder approval. The Parent covenants and agrees that it shall use its best efforts to cause the Parent Common Stock issuable in connection with the Share Consideration to be approved for listing (subject to issuance) on the CSE and the OTCQX at the Closing; provided that nothing herein shall limit the Parent’s ability to engage in a change in control transaction in which the Parent is not the surviving entity after the Closing.
(b)The Closing Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Parent has taken no, and for a period of twenty four (24) months following the Closing Date will not take, any action with the intent to, or which to its knowledge is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has the Parent received any written notification that the United States Securities and Exchange Commission is contemplating terminating such registration. The Parent has not, in the 12 months preceding the date hereof, received any written notice from the CSE or the OTCQX (and the Parent Common Stock has not been traded on any other exchange during such 12 month period) to the effect that the Parent is not in compliance with the listing or maintenance requirements of the CSE and/or the OTCQX. The Parent is, and to the Buyer Parties’ knowledge, no set of facts exist which would cause Parent not to be, compliant with all such listing and maintenance requirements. The Parent Common Stock is currently eligible for electronic transfer through the Escrow Agent or another established clearing corporation and the Parent is current in payment of the fees to the Escrow Agent (or such other established clearing corporation) in connection with such electronic transfer.
Section 6.9 Preservation of Records. For a period of seven (7) years after the Closing Date or such other longer period as required by applicable Legal Requirements, each of the Surviving Company and the Buyer shall (and Parent shall cause the Buyer and the Surviving Company to) preserve and retain, all limited liability company, accounting, legal, auditing, human resources and other similar books and records of the Company (including (i) any documents relating to any Proceedings and (ii) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Company) relating to the conduct of the business and operations of the Company prior to the Closing Date, in each case that were in the possession of the Company upon the Closing. Notwithstanding the foregoing, during such seven-year period, the Buyer may dispose of any such books and records which are offered to, but not accepted by, the Seller Representative.
Section 6.10 Post-Closing Balance Sheet. The Seller Representative shall deliver to the Buyer, on or before May 31, 2022, a balance sheet with respect to the Company for the fiscal year ended December 31, 2021 and as at the Closing Date. Until May 31, 2022, the Seller Representative and its Representatives, accountants and other agents shall have full access to the current and historical books and records (including financial information) of the Surviving Company, its Representatives and agents and work papers prepared by the Surviving Company, its Representatives and agents to the extent necessary to prepare the balance sheet described in this Section 6.10. The Buyer Parties shell cause the Surviving Company to maintain the current and historical books and records (including financial information) described in this Section 6.10 until May 31, 2022.
Section 6.11 Post-Closing Covenants. Within 30 days after the Closing Date, the Sellers will use commercially-reasonable efforts to cause (i) CT (as defined in the Company Disclosure Schedules) to enter into a written royalty free perpetual license with the Company pursuant to which the Company can use the Licensed Materials (as defined in the Company Disclosure Schedules) in the Commonwealth of Pennsylvania in the same manner as it was used prior to the Closing but such written license shall not prohibit in any way CT’s use of the Licensed Materials and (ii) the Story Owner (as defined in the Company Disclosure Schedules) to enter into a written royalty free perpetual license with the Company pursuant to which the Company can use the intellectual property subject to the Story License (as defined in the Company Disclosure Schedules) in the Commonwealth of Pennsylvania in the same manner as it was used prior to the Closing but such written license shall not prohibit in any way the Story Owner’s use of the intellectual property subject to the Story License outside of the Commonwealth of Pennsylvania.
ARTICLE VII
CLOSING DELIVERIES
Section 7.1 Closing Deliveries of the Seller Parties. At or prior to the Closing, the Company or the applicable Seller shall deliver the following to the Buyer Parties:

(a)Consents and Notices. All Consents of any Person set forth on Schedule 7.1(a) of the Company Disclosures shall have been obtained and all notices to any Person set forth on Schedule 7.1(a) of the Company Disclosure Schedules shall have been delivered. A copy of each such Consent or notice shall have been provided to the Buyer and all such Consents and notices shall be in a form reasonably acceptable to Buyer.
(b)Officer’s Certificate. A certificate from an officer of the Company, dated as of the Closing Date, certifying as to (x) true and correct copies of the Company’s certificate of organization and operating agreement, each as in effect on and as of the Closing Date and (y) resolutions duly adopted by the members and/or managers of the Company authorizing the Company’s execution, delivery and performance of this Agreement, in a form reasonably acceptable to Buyer;

(c)Good Standing Certificate. A certificate of good standing for the Company issued by the Secretary of the Commonwealth of Pennsylvania dated within five (5) Business Days prior to the Closing Date;
(d)Resignation Letters. Letters of resignation from each manager and officer of the Company, effective as of the Closing;
(e)Form W-9. (i) A properly completed and executed IRS Form W-9 (or other applicable form) from the Company, and (ii) a properly completed and executed IRS Form W-9 (or other applicable statement) from each Seller conforming to the requirements of Treasury Regulation Section 1.1445-2(b);
(f)Intentionally Omitted.
(g)Escrow Agreement. The Escrow Agreement executed by the Seller Representative; and
(h)Consulting Agreements. A copy of each Consulting Agreement executed by Strategic Healthcare Initiatives LLC and Story re management LLC.
Section 7.2 Buyer Parties Closing Deliveries. The Buyer Parties shall have delivered to the Company and the Sellers, the following:
(a)Officer’s Certificate. A certificate from an officer of each Buyer Party, dated as of the Closing Date, certifying as to (x) true and correct copies of the certificate of incorporation, bylaws, certificate of formation, operating agreement and each other similar document of such Buyer Party, each as in effect on and as of the Closing Date and (y) resolutions duly adopted by the equity holders, directors and/or manager of such Buyer Party authorizing such Buyer Party’s execution, delivery and performance of this Agreement, in a form reasonably acceptable to Company;
(b)Good Standing Certificate. A certificate of good standing for such Buyer Party issued by the applicable Governmental Body of its state of formation dated within five (5) Business Days prior to the Closing Date; and
(c)Escrow Agreement. The Escrow Agreement executed by the Buyer and the Escrow Agent.
ARTICLE VIII
INDEMNIFICATION
Section 8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, that indemnification claims for breaches of the Fundamental Representations (other than the Tax Representation) shall, in each case, shall survive the Closing and shall remain in full force and effect until the sixth (6th) anniversary of the Closing Date; provided further that an indemnification claim for breach of the Tax Representation or a Tax Claim shall survive the Closing and shall remain in full force and effect until sixty (60) days after the expiration of the applicable statute of limitations. The covenants and obligations of the Parties shall survive the Closing in accordance with their terms and, if no term is specified herein, shall survive indefinitely. Notwithstanding the foregoing or anything to the contrary contained herein, if an Indemnified Party delivers written notice to an Indemnifier of an indemnification claim on or before the expiration date of the applicable survival period, any such claim, and the representations and warranties, or covenants or obligations, as applicable, on which such claim is based, shall survive (solely for purposes of such claim) until such claim is finally resolved or judicially determined in accordance with the terms hereof. Notwithstanding any other provision of this Agreement, it is the intention of the Parties that the foregoing survival periods and termination dates supersede any statute of limitations applicable to such matter
Section 8.2 Obligation of the Sellers to Indemnify. Subject to the limitations set forth in Section 8.6, the Sellers shall, severally and jointly, indemnify, reimburse, compensate and hold harmless Parent, Buyer, the Surviving Company, and their respective directors, officers, employees, partners, members, agents, Affiliates, successors and assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses incurred or suffered by any Buyer Indemnitee as a result of, with respect to or in connection with:
(a)any inaccuracy or breach of a representation or warranty set forth in Article III (disregarding for purposes of this Section 8.2(a) any “material”, “in all material respects”, “Material Adverse Effect”, or similar qualifiers);
(b)any failure by the Company to fully perform or comply with any covenant or agreement set forth in this Agreement;
(c)any Closing Indebtedness or Transaction Expenses to the extent not included in the calculation of the Closing Cash Consideration, as applicable;
(d)any fraud or intentional misrepresentation by or on behalf of the Company;
(e)any Pre-Closing Taxes; and
(f)any amounts owed by the Company to Geisinger solely as a result of the consummation of the Merger and the other Transactions by the Company.
Section 8.3 Obligation of each Seller to Indemnify. Subject to the limitations set forth in Section 8.6, each Seller shall (severally and not jointly) indemnify, reimburse, compensate and hold harmless the Buyer Indemnitees from and against any and all Losses incurred or suffered by any Buyer Indemnitee as a result of, with respect to or in connection with:
(a)any inaccuracy or breach of a representation or warranty of such Seller contained in this Agreement (disregarding for purposes of this Section 8.3(a) any “material”, “in all material respects”, “Material Adverse Effect”, or similar qualifiers);
(b)any failure by such Seller to fully perform or comply with any covenant or agreement set forth in this Agreement; or
(c)any fraud or intentional misrepresentation by or on behalf of such Seller.

Section 8.4 Obligation of Buyer and Parent to Indemnify. Subject to the limitations set forth in Section 8.6, Buyer and Parent shall jointly and severally indemnify and hold harmless the Company (prior to the Closing) and/or the Sellers from and against any and all Losses incurred or suffered by the Company (prior to the Closing) and/or the Sellers as a result of, with respect to or in connection with:
(a)any inaccuracy or breach of a representation or warranty of any Buyer Party in this Agreement (disregarding for purposes of this Section 8.4(a) any “material”, “in all material respects”, “Material Adverse Effect”, or similar qualifiers);
(b)any failure by any Buyer Party to fully perform or comply with any covenant or agreement set forth in this Agreement (except for a Buyer Party Breach Event for which and solely to the extent that the Buyer Parties satisfy the remedies for failure to perform or comply set forth herein); or
(c)any fraud or intentional misrepresentation by or on behalf of any Buyer Party.
Section 8.5 Notice and Opportunity to Defend.
(a)A party or parties entitled to indemnification hereunder (an “Indemnified Party”) with respect to any legal proceeding, claim or demand instituted by any third party (in each case, a “Third-Party Claim”) will give the party or parties required to provide such indemnification (the “Indemnifier”) prompt written notice of such Third-Party Claim, along with a notice of the facts giving rise to such Third-Party Claim; provided that the failure to provide prompt notice shall not relieve the Indemnifier of its indemnification obligations hereunder, except to the extent (and only to the extent) that the Indemnifier is actually and materially prejudiced by the failure of the Indemnified Party to provide such prompt notice.
(b)If the Indemnifier provides written notice to the Indemnified Party acknowledging that it is obligated to indemnify the Indemnified Party (subject to the limits and on the terms set forth herein) within twenty (20) days after the Indemnifier’s receipt of written notice from the Indemnified Party of such Third-Party Claim, the Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle (in accordance with this Agreement) or otherwise deal with such Third-Party Claim and to have the Indemnified Party represented by counsel selected by the Indemnifier and the Indemnified Party shall cooperate with the Indemnifier and its counsel in the defense thereof and in any settlement thereof; provided that (i) the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense, (ii) the Indemnifier shall only have a right to elect to defend any Third-Party Claim if (A) the Third‑Party Claim involves only money damages and does not seek an injunction or other equitable relief or (B) Third-Party Claim is not a criminal action, (iv) the Indemnifier may not assume the defense of any Third-Party Claim if an actual conflict of interest exists between the Indemnifier and the Indemnified Party that precludes joint representation under the cannons of legal ethics, and (v) the Indemnified Party may take over the defense and prosecution of a Third-Party Claim from the Indemnifier (at the Indemnifier’s cost and expense) if the Indemnifier has failed to respond to the written notice received from the Indemnified Party in accordance with this Agreement; and provided, further that none of the Parent, the Buyer, the

Seller Representative or any Seller may enter into a settlement of any Third-Party Claim without the written consent of (i) the Parent and the Buyer or (ii) the Seller Representative or the applicable Seller (not to be unreasonably withheld, conditioned or delayed), except that the Indemnifier may enter into a settlement (without the consent of the Indemnified Party) if such settlement provides the Indemnified Party with a full release from such Third-Party Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified. If the Indemnified Party has assumed the defense or is otherwise negotiating any such Third‑Party Claim, the Indemnifier may participate in any proceeding or negotiation with counsel of its choice and at its expense.
Section 8.6 Limitations on Indemnification. The indemnification obligations contained in this ARTICLE VIII shall be subject to the following limitations:
(a)No indemnification shall be payable pursuant to Section 8.2(a) or Section 8.3(a), other than with respect to (x) a breach of a Fundamental Representation (excluding the Tax Representation) or (y) in the event of fraud or intentional misrepresentation, unless the total amount of all indemnifiable Losses incurred by the Buyer Indemnitees exceeds $[***]; provided that such amount shall be reduced to $[***] immediately with no further action of the parties upon a DOH Denial Release (the “Basket”), whereupon indemnification shall be payable for the amount of all such Losses in excess of the Basket. For purposes of clarity, breaches of the Tax Representation shall be subject to and included in the calculation of the Basket.
(b)The Sellers’ aggregate liability for all Losses for indemnification under Section 8.2(a), other than with respect to (x) a breach of a Fundamental Representation (excluding the Tax Representation) or (y) in the event of fraud or intentional misrepresentation, shall not exceed $[***]; provided that such amount shall be reduced to $[***] immediately and with no further action of the parties upon a DOH Denial Release (the “Rep Cap”) and each Seller’s aggregate liability for all Losses for indemnification under Section 8.3(a), other than with respect to (x) a breach of a Fundamental Representation (excluding the Tax Representation) or (y) in the event of fraud or intentional misrepresentation, shall not exceed such Seller’s Pro Rata Portion of the then current Rep Cap (the “Seller Rep Cap”). Notwithstanding anything to the contrary herein, if the Rep Cap is decreased because of a DOH Denial Release and a Seller has paid Losses in excess of the then current Rep Cap or such Seller’s Seller Rep Cap, then the Parent shall promptly return the portion of such Losses in excess of the Rep Cap or such Seller’s Seller Rep Cap which were paid in cash by such Seller. For purposes of clarity breaches of the Tax Representation shall be subject to and included in the calculation of the Rep Cap.
(c)The Sellers’ aggregate liability for all indemnifiable Losses under Section 8.2 shall not exceed (i) the Merger Consideration (provided that for this purpose each Seller shall be deemed to have actually received its Pro Rata Portion of the Escrow Shares); provided that in the event of a DOH Denial Release, such amount shall automatically be decreased without any further action of the parties to the Aggregate Cash Amount (the “Aggregate Cap”). Notwithstanding anything herein to the contrary, no Seller shall be responsible for any Losses (including, without limitation, pursuant to Section 8.2 or Section 8.3) which exceed the aggregate amount of consideration actually received by such Seller in connection with the Merger (which the parties acknowledge will decrease in the event of a DOH Denial Release) (the “Aggregate

Seller Cap”). Notwithstanding anything herein to the contrary, (i) if the Aggregate Cap or the Aggregate Seller Cap is decreased as set forth in this Section 8.6(c) and a Seller has paid Losses in excess of the then current Aggregate Cap or such Seller’s Aggregate Seller Cap, then the Parent shall promptly return the portion of such Losses in excess of the Aggregate Cap and the Aggregate Seller Cap which were paid in cash by such Seller and (ii) no Seller shall be responsible to make a cash payment in the event that the Closing Shares were used to satisfy any indemnifiable Losses hereunder and a portion of Closing Shares are later released to the Parent in accordance with Section 2.13.
(d)No indemnification shall be payable pursuant to Section 8.4(a) (other than with respect to a breach of a Fundamental Representation or in the event of fraud or intentional misrepresentation) unless the total amount of all indemnifiable Losses incurred by the Sellers exceeds the Basket, whereupon the indemnification shall be payable for the amount of all such Losses in excess of the Basket.
(e)Buyer’s and Parent’s aggregate liability for all Losses for indemnification under Section 8.4(a) (other than with respect to a breach of a Fundamental Representation or in the event of fraud or intentional misrepresentation) shall not exceed the Rep Cap.
(f)The aggregate liability of Buyer and Parent for all Losses indemnifiable under Section 8.4 shall not exceed the Aggregate Cap.
(g)Notwithstanding anything to the contrary in this Agreement, and without limiting the effect of any other limitation contained in this ARTICLE VIII, for purposes of computing the amount of any Losses incurred by any Indemnified Party under this ARTICLE VIII, the amount of any Losses recoverable hereunder shall be reduced by an amount equal to the amount of any insurance proceeds that have been actually received by any Indemnified Party in connection with such Losses which, had they been received prior to the recovery of Losses by the Indemnified Party from the Indemnifier would have reduced the amount of the indemnifiable Losses that would have been paid by the Indemnifier for such indemnification claim; provided, however, nothing herein shall require any Indemnified Party to seek recovery for Losses from its insurance policies (or to maintain any such insurance policies). To the extent any such insurance proceeds are received by the Indemnified Party or its applicable Affiliate or designee after any indemnification claim has been paid by the Indemnifier, the Indemnified Party shall, within 10 days following its receipt thereof, pay to the Indemnifier the applicable portion of such insurance proceeds, if any, received in connection with such indemnification claim (not to exceed the amount of Losses from such indemnification claim). Nothing in this Agreement in any way restricts or limits the general obligation under existing Legal Requirement of an Indemnified Party to take reasonable measures to mitigate any loss which it may suffer or incur by reason of the breach by an Indemnifier of any representation, warranty, covenant, agreement or obligation under this Agreement.
(h)Intentionally Omitted.
(i)An Indemnified Party is not entitled to duplicative recovery of Losses for any claim for indemnification or otherwise for any payments under this Agreement even though there may be one or more legal claims resulting from the breach of more than one of the representations, warranties, covenants or obligations of one or more Indemnifier under this Agreement. In the event that a Buyer Indemnitee recovers Losses from (i) the Sellers under Section 8.2(a), (A) such Losses shall count towards the satisfaction of the Rep Cap and the Aggregate Cap and (B) the amount of any such Losses paid by a Seller shall count towards the satisfaction of the Seller Rep Cap and the Aggregate Seller Cap and (ii) a Seller under Section 8.3(a), such Losses shall count towards the satisfaction of the Rep Cap and the Aggregate Cap.
Section 8.7 Order and Manner of Payment. Subject to the terms, conditions and limitations described in this Agreement, upon a final determination of any Losses for which Sellers are liable under this ARTICLE VIII (pursuant to either (i) a written agreement or settlement of the Parent and the Seller Representative (or an indemnifying Seller) or (ii) a final non-appealable determination by a court of competent jurisdiction or arbitral body, as applicable (a “Final Determination”) shall be satisfied as follows:
(a)Upon a Final Determination of the amount of any Losses for which the Sellers are liable under Section 8.2, such Losses shall be payable as described in Sections 8.7(a)(i) and (ii) (except to the extent described in Section 8.7(e)).
(i)Any indemnification payment under Section 8.2 shall be paid by the Sellers delivering a number of Closing Shares which have a value (based on the Closing Price) with each Seller delivering a number of Closing Shares having a value (based on the Closing Price) equal to such Seller’s Pro Rata Portion of 80.81% of such indemnification payment (provided that it is acknowledged and agreed the Escrow Shares shall be reduced to zero (0) prior to seeking the delivery of any other Closing Shares from any Seller), and 19.19% of any indemnification payment shall be paid by the Sellers in cash with each Seller paying an amount in cash equal to such Seller’s Pro Rata Portion of 19.19% of such indemnification payment.
(ii)To the extent that the amount of any Loss for which the Sellers are liable under Section 8.2 has not been satisfied pursuant to Section 8.7(a)(i), each Seller shall have the several obligation (after the Buyer Parties have reduced the number of Escrow Shares to zero (0)) to pay such shortfall to the Buyer Indemnitees (the payment of which shall be allocated between the Closing Shares and cash as described in Section 8.7(a)(i)), in an amount not to exceed such Seller’s Aggregate Seller Cap. Nothing contained in this Agreement shall prohibit the Sellers from entering into contribution agreements with respect to their obligations to one another under this Agreement.
(iii)Notwithstanding anything herein to the contrary, in the event of fraud or intentional misrepresentation by a Seller any amounts payable hereunder in excess of the Aggregate Seller Cap shall be paid in cash by such Seller.
(b)Upon a Final Determination of the amount of any Losses for which a Seller is liable under Section 8.3, 80.81% of any indemnification payment under Section 8.3 shall be paid by the applicable Seller delivering a number of shares of Parent Common Stock which has a value (such value based on the Closing Price) equal to 80.81% of such indemnification amount (provided that prior to seeking any Closing Shares from such Seller, such Seller’s Pro Rata Portion of the Escrow Shares shall be reduced to (0)) and 19.19% of any indemnification payment shall be paid by the applicable Seller in cash.
(c)With respect to any portion of an indemnification payment under Section 8.7(a) or Section 8.7(b), the Buyer and the Seller Representative shall, not more than three (3) Business Days after such Final Determination, (i) execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to disburse 80.81% of the amount of such Losses from the then remaining Escrow Shares or if there are no Escrow Shares but the Closing Shares remain in escrow in accordance with Section 2.13, from such Closing Shares (with each Escrow Share and Closing Share being valued at the Closing Price) and (ii) deliver written notice to each Seller of such Seller’s Pro Rata Portion of such Losses and within five (5) Business Days after receipt of such notice each Seller shall (a) if the value of the then remaining Escrow Shares (based on the Closing Price) does fully satisfy 80.81% of the indemnifiable Losses and the Closing Shares have been released to the Sellers as described in Section 2.13, deliver to Buyer Closing Shares which have a value (based on the Closing Price) equal to such Seller’s Pro Rata Portion of the difference between the value of the then remaining Escrow Shares (based on the Closing Price) and 80.81% of the indemnifiable Losses and (ii) pay to the Buyer, by wire transfer of immediately available funds an amount in cash equal such Seller’s Pro Rata Portion of 19.19% of the indemnification amount.
(d)Upon the Final Determination of the amount of any Losses for which the Buyer Parties are liable under Section 8.4, the Buyer Parties shall within three (3) Business Days after such Final Determination make a payment to each Seller of such Seller’s Pro Rata Portion of such Losses, by wire transfer of immediately available funds.
(e)Notwithstanding Section 8.7(a), to the extent the Sellers are obligated to indemnify an Indemnified Party under Section 8.2(e) (Pre-Closing Taxes), one hundred percent (100%) of the first $75,000 of such Losses shall be paid by the Sellers (in accordance with such Seller’s Pro Rata Portion) in cash either, as directed by Buyer in its sole discretion, directly to the Buyer or directly to the relevant tax authority. After the payment by the Sellers of $75,000 of Losses as described in the previous sentence, then payment for all indemnification claims under Section 8.2(e) which are payable pursuant to this Agreement shall be payable as described in Section 8.7(a).
(f)Promptly following the date that is the Indemnity Escrow Release Date (if the Closing Shares have been released from Escrow pursuant to Section 2.13), the Buyer and the Seller Representative shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to disburse the then remaining Escrow Shares, less that number of Escrow Shares having a value (which value shall be based on the Closing Price) equal to the amount of the potential Losses set forth in any notice for indemnification timely delivered by the Buyer but not finally resolved pursuant to this ARTICLE VIII (each, a “Pending Claim”). Upon the resolution of any Pending Claim, to the extent that the value of the Escrow Shares (which value shall be based on the Closing Price) exceeds that amount of all unresolved Pending Claims, if any, the Buyer and the Seller Representative shall jointly instruct the Escrow Agent to release such excess up to the total remaining Escrow Shares to the Sellers in accordance with each Seller’s Pro Rata Portion (provided that such Seller’s Pro Rata Portion shall be reduced by any

Escrow Shares used by such Seller to satisfy any claims under Section 8.3 and in this instance such number of Escrow Shares shall be allocated pro rata among the other Sellers as if the other Sellers were the only Sellers). If the Closing Shares are released from escrow after the Indemnity Release Date, all Closing Shares then deliverable to the Sellers (other than the Escrow Shares having a value equal to any Pending Claims) shall be released to the Sellers as described in Section 2.13 regardless of any Pending Claims.
Section 8.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifier, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
Section 8.9 No Subrogation. Following the Closing, no Seller shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification payment made by or on behalf of any Seller under Section 8.2 or Section 8.3.
Section 8.10 Merger Consideration Adjustment. The Parties agree to treat each indemnification payment pursuant to this ARTICLE VIII as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so pursuant to a determination as defined in Section 1313(a) of the Code.
Section 8.11 Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any Losses under this Agreement (except (a) in the case of fraud or intentional misrepresentation, and (b) for any other remedies expressly set forth in Section 6.4(d)) shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each of the Parties hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of actions for any breach of any such representation, warranty, covenant, agreement, or obligation it may have against the other Parties and their Affiliates arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in this ARTICLE VIII

ARTICLE IX
INTENTIONALLY OMITTED

ARTICLE X
MISCELLANEOUS

Section 10.1     Expenses. Except as otherwise specifically set forth herein, each Party shall pay all of the costs and expenses (including, without limitation, legal fees and expenses) incurred by it in negotiating and preparing this Agreement (and the other Transaction Documents) and in consummating the Transactions contemplated hereby.
Section 10.2    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next Business Day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the Parties at the addresses as set forth below, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 10.2.

If to Buyer or Parent (or the Surviving Company following the Closing), to:

Ascend Wellness Holdings, Inc.
1411 Broadway, 16th Floor
New York, NY 10018
Attention: Daniel Neville
Email: [***],
and a copy to: [***]

with a copy to (which shall not constitute notice):

McDermott Will & Emery, LLP
[***]
[***]
Attention: David M. Grimes
Email: [***]

If to the Company prior to the Closing, to:

Story of PA CR, LLC
[***]
[***]
Attention: Hannah Iglesias
Email: [***]

with a copy to (which shall not constitute notice):

McCarter & English, LLP
[***]
[***]
Attention: Jedediah Ande, Esq.
Email: [***]

If to the Sellers or Seller Representative, to the Seller Representative:

KGF PACR HoldCo LLC
[***]
[***]
Attention: Alagarasan Saravanan
Email: [***]

with a copy to (which shall not constitute notice):

McCarter & English, LLP
[***]
[***]
Attention: Jedediah Ande, Esq.
Email: [***]

Section 10.3    Entire Understanding; Amendments. This Agreement, together with the exhibits and schedules hereto, states the entire understanding among the Parties with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements with respect to the subject matter hereof, including the LOI. This Agreement shall not be amended or modified except in a written document signed by Buyer, the Company and the Seller Super Majority and with respect to any amendment to Section 10.13, the Seller Representative.
Section 10.4    Parties in Interest; Assignment; No Waivers; No Third Party Rights. This Agreement shall bind, benefit, and be enforceable by the Parties hereto and their respective successors, legal representatives and assigns, heirs, executors, administrators, and personal representatives. No Party hereto may assign this Agreement or its obligations hereunder without the prior written consent of the Parent, the Company (prior to the Closing) and the Seller Representative, except that (i) Buyer and Parent may assign all or a portion of their respective rights and delegate its obligations hereunder to their Affiliates (so long as the Buyer and the Parent remain responsible for performing the obligations assigned to such Affiliate) or to any successor of such party by merger, by purchase of all or substantially all of the assets or stock of such party or otherwise and (ii) Buyer and Parent may assign all or a portion of their respective rights to any lender (or any agent or collateral trustee for any such Person) of Buyer, Parent or their respective Affiliates as collateral security in connection with any new financings or re-financings, and such collateral assignments shall be deemed to include any further assignment or transfer that may occur due to a foreclosure or other remedy under such financing documents (so long as the Buyer and the Parent remain liable for the obligations of the Parent and the Buyer hereunder). No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Parent, the Company (prior to the Closing) and the Seller Super Majority. No failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, the same or any other right, power or remedy. Except as may be expressly set forth in this Agreement, nothing herein will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
Section 10.5    Further Assurances. At any time and from time to time after the Closing Date, at the request of a Party and without further consideration, the other Party(ies) shall promptly execute and deliver all such further agreements, certificates, instruments, and documents and perform such further actions as such Party may reasonably request, in order to fully consummate the Merger and carry out the purposes and intent of this Agreement.
Section 10.6    Severability. If any provision of this Agreement is construed to be invalid, illegal, or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, and the Parties agree that this Agreement shall be reformed to replace such unenforceable provisions with a valid and enforceable provision that comes as close as possible to expressing the intent of the unenforceable provision.
Section 10.7    Counterparts; Electronic Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 10.8    Section Headings. Section and subsection headings in this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement nor affect its interpretation.
Section 10.9    Governing Law; Exclusive Jurisdiction.
(a)This Agreement shall be governed and construed in accordance with the Legal Requirements of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, as to all matters, including matters of validity, construction, effect, performance, and remedies.
(b)Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any Judgment in respect hereof brought by another Party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in Commonwealth of Pennsylvania. Each Party hereby irrevocably generally and unconditionally submits with regard to any action or proceeding for itself and in respect to its property to the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above‑named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to Judgment, attachment in aid of execution of Judgment, execution of Judgment or otherwise), and (c) to the fullest extent permitted by applicable Legal Requirements, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS.
Section 10.10    Intentionally Omitted.
Section 10.11    Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any “Legal Requirement” means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular ARTICLE, Section or other provision hereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto, (i) if any action is required to be taken on a day that is not a Business Day, such action may be taken on the next Business Day and (j) all references to “Dollars” and “$” mean dollars in lawful currency of the United States of America. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a day that is not a Business Day, the period during which such action may be taken shall be automatically extended to the next Business Day.
Section 10.12    No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and each Transaction Document. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other Transaction Document, this Agreement and such other Transaction Document shall be construed as if drafted jointly by all of the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other Transaction Document.
Section 10.13    Seller Representative.
(a)Appointment and Powers. Each Seller irrevocably appoints the Seller Representative as the agent, proxy and attorney-in-fact for such Seller for all purposes under this Agreement (including full power and authority to act on the Sellers’ collective behalf) to do and perform every act and thing reasonably necessary or desirable to be done in connection with this Agreement. Without limitation of the foregoing, each Seller hereby grants unto the Seller Representative full power and authority to do and perform each and every act and thing requisite and necessary to be done in by the Sellers (as a group) hereunder, such as (i) accepting notices on behalf of the Sellers (as a group) in accordance with the terms of this Agreement and the Transaction Documents; (ii) executing and delivering, on behalf of the Sellers (as a group), any and all notices, documents or certificates to be executed by the Sellers in connection with this Agreement; (iii) unless otherwise set forth herein, granting any consent or approval on behalf of the Sellers (as a group) under this Agreement; (iv) entering into any settlement or instituting or defending any Proceeding relating to any claim for Losses or other damages against the Sellers (as a group); and (v) except as expressly set forth herein, taking any and all actions and doing any and all other things provided in or contemplated by this Agreement to be performed by the Sellers (as a group). As the representative of the Sellers, the Seller Representative shall act as the agent for all Sellers with respect to the matters described in this Section 10.13(a) and shall have authority to bind each such Person in accordance with this Agreement. No Seller shall have the right to object to, dissent from, protest or otherwise contest any such decision or action of the Seller Representative unless such decision or action is contrary to applicable Legal Requirements or arises from the gross negligence or willful misconduct of the Seller Representative.
(b)Limitation of Liability. The Seller Representative will not be liable to any Seller for any action taken by it in good faith pursuant to this Agreement except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted fraud, intentional misconduct, gross negligence or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Seller Representative shall be conclusive evidence of good faith). The Sellers shall indemnify and hold harmless the Seller Representative from and against, compensate him, her or it for, reimburse him, her or it for and pay any and all Losses, arising out of and in connection with his, her or its activities as the Seller Representative under this Agreement, including without limitation any travel expenses such as transportation, lodging and meals, and reasonable attorney fees incurred in connection with his actions as the Seller Representative, in each case as such Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Loss or any portion thereof was primarily caused by the fraud, intentional misconduct, gross negligence or bad faith of the Seller Representative, the Seller Representative shall reimburse the Sellers the amount of such indemnified Loss attributable to such fraud, intentional misconduct, gross negligence or bad faith. The Seller Representative is serving in that capacity as representative of the Sellers solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder, and Buyer agrees on behalf of itself, its Affiliates, and any Buyer Indemnitee, that it will not look (nor shall any of its Affiliates or any Buyer Indemnitee be entitled to look) to the assets of the Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder. The Seller Representative shall act for the Sellers on all of the matters set forth in Section 10.13(a) of this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers, but the Seller Representative shall not be responsible to any such Seller for any loss or damage any such Seller may suffer by reason of the performance by the Seller Representative of his duties under this Agreement except as described herein. In no event shall the Seller Representative be liable to the Sellers hereunder or in connection herewith for any indirect, punitive, exemplary, special, incidental, or consequential damages. The Seller Representative shall be fully protected against the Sellers in relying upon any written notice, demand, certificate, or document that it in good faith believes to be genuine, including facsimiles or copies thereof.
(c)Reliance. Each Seller agrees that the Buyer Parties will be entitled to rely on any decision, act, Consent, instruction or other action taken by the Seller Representative, on behalf of the Sellers, with respect to all matters described in Section 10.13(a) above (each, an “Authorized Action”), and that each Authorized Action will be final, binding and conclusive on each Seller as fully as if such Seller had taken such Authorized Action. The Buyer Parties are hereby relieved from any liability to any Seller for any acts done or omissions by the Buyer Parties in accordance with such Authorized Action. Without limiting the generality of the foregoing, the Buyer Parties are entitled to rely, without inquiry, upon any document delivered by the Seller Representative as being genuine and correct and having been duly signed or sent by the Seller Representative.
(d)Replacement. The Seller Representative may resign at any time and may be removed for any reason or no reason by the vote of the Seller Super Majority; provided, however, if the Seller Representative resigns, the Sellers shall promptly appoint a new Seller Representative who shall assume such duties immediately upon such appointment. In the event of the death, incapacity, resignation or removal of a Seller Representative, a new Seller Representative shall be appointed by the Seller Super Majority promptly after the occurrence of such event. Written notice of such vote or a copy of the written consent appointing such new Seller Representative shall be sent to each of the Parent and Buyer promptly following such vote or consent, such appointment to be effective upon the date indicated in such consent; provided, that until such notice is received, Parent or Buyer shall be entitled to rely on the decisions and actions of the prior Seller Representative as described in this Section 10.13 (it being understood that the appointment of a new Seller Representative shall not serve to invalidate decisions and actions of the prior Seller Representative made in accordance with this Section 10.13). This appointment and grant of power and authority by the Sellers to the Seller Representative are coupled with an interest, are in consideration of the mutual covenants made in this Agreement, and may not be terminated by operation of law, whether upon the death or incapacity of any Seller, or by the occurrence of any other event. The provisions of this Section 10.13 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and assigns of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to the rights of each applicable Seller hereunder.

(e)Buyer Parties’ Obligations. The obligations, representations, warranties, covenants and agreements of any Buyer Party and the Surviving Company (after the Closing) hereunder are and shall be joint and several obligations of the Buyer Parties and the Surviving Company and each Buyer Party and the Surviving Company shall be responsible for any claims made against any other Buyer Party or the Surviving Company.
Section 10.14    Recovery of Costs; Interest. If any Actions are taken by any of the Buyer Parties or the Seller Parties against any of the Seller Parties or the Buyer Parties (respectively) to enforce any of the provisions of this Agreement or as a result of the breach of any such provisions, the prevailing Party (or Parties) shall be entitled to recover from the non-prevailing Party (or Parties) any and all reasonable out-of-pocket legal fees, costs and expenses (including expert witness fees) incurred in connection with any such Action. All amounts required to be paid by the applicable Parties pursuant to this Section 10.14 shall be paid within ten (10) days following a Final Determination and any amount which is not paid when due shall bear interest the rate of 8% per annum until paid.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first set forth above.

BUYER:

AWH PENNSYLVANIA, LLC

By: /s/ Abner Kurtin
Name: Abner Kurtin
Title: Chief Executive Officer

PARENT:

ASCEND WELLNESS HOLDINGS, INC.

By: /s/ Abner Kurtin
Name: Abner Kurtin
Title: Chief Executive Officer

MERGER-SUB:

ASCEND PA MERGER SUB, LLC.

By: /s/ Abner Kurtin
Name: Abner Kurtin
Title: Chief Executive Officer

COMPANY:

STORY OF PA CR, LLC

By: /s/ Thomas McGlade
Name: Thomas McGlade
Title: Manager

SELLERS:

KGF PACR HOLDCO LLC

By: /s/ Alagarasan Saravanan
Name: Alagarasan Saravanan
Title: Manager

JACARANDA TH LLC

By: /s/ Luanne Thorndyke
Name: Luanne Thorndyke
Title: Manager

EXIT 25, LLC
By: Third Round LLC, its manager

By: /s/ T. Jason Vedadi
Name: T. Jason Vedadi
Title: Manager

SELLER REPRESENTATIVE:

KGF PACR HOLDCO LLC

By: /s/ Alagarasan Saravanan
Name: Alagarasan Saravanan
Title: Manager

EXHIBIT A
DEFINITIONS

For purposes of the Agreement, the following terms and variations thereof have the meanings specified or referred to in this Exhibit A:

“Affiliate” means, with respect to any Party, any Person that, directly or indirectly, controls, is controlled by, or is under common control with such Party at any time during the period for which the determination of affiliation is being made. For the purposes of this definition, "control" (with correlative meanings for the terms "controlled by" and "under common control with") means the possession by the applicable Person, directly or indirectly, of the power to direct or cause the direction of the management, policies and business affairs of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise.

“Bridge Note” means the Bridge Note made by the Company in favor of Parent dated November 17, 2021, pursuant to the terms of the Bridge Loan Agreement between Parent and the Company dated November 17, 2021.

“Buyer Party Breach Event” means (i) any Buyer Party’s or the Surviving Company’s (after the Closing) breach of (a) Parent and/or Buyer’s obligation to deliver notices to the Escrow Agent under Section 2.13(b), (b) Section 2.13(c) (other than the last two sentences) and (c) Section 2.13(d) or (ii) a Buyer Party’s or the Surviving Company’s failure to apply to the DOH for any extension to the time periods for the DOH Approval or a Buyer Party’s or the Surviving Company’s failure to appeal or contest a DOH Denial unless such appeal would violate applicable Legal Requirements.

“Business Day" means any day except a Saturday, Sunday, or other date on which banking institutions in the Commonwealth of Pennsylvania are authorized by Legal Requirement to close.

“Canadian Securities Laws” means, collectively, and as the context may require, the securities legislation of each of the provinces of Canada other than Quebec, and the rules, regulations and policies published and/or promulgated thereunder, as such may be amended from time to time prior to the Closing Date.

“Change of Control” means (1) the sale or issuance of more than fifty percent (50%) of the issued and outstanding stock or other equity securities (on an as-converted basis) of any Person to any other Person in a transaction or a series of related transactions; (2) the consolidation, merger or other business combination of any Person with or into another entity; (3) the sale, lease, transfer, exclusive license or other disposition of more than fifty percent (50%) of the assets of any Person in one transaction or a series of related transactions; (4) the closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding stock (on an as-converted basis) of any Person in one transaction or a series of related transactions or (5) the transfer (whether voluntarily or involuntarily, including without limitation, by operation of law) to any Person of the CR Permits or entering into any Contract or understanding to transfer any of the economic benefits of the CR Permits to any Person, including without limitation, through a management services or similar agreement.

“Closing Cash Consideration” means an amount equal to (i) $10,170,391.28 (the “Aggregate Cash Amount”), less (ii) the Deposit, less (iii) the Closing Indebtedness, less (iv) the Closing Transaction Expenses.

“Closing Indebtedness” means all (A) Indebtedness of the Company as of the Closing, other than (i) the Indebtedness evidenced by the Bridge Note and (ii) all amounts owed to Geisinger under and in accordance with the Geisinger Agreement after the Closing (and for purposes of clarity this shall not include any amounts payable to Geisinger in connection with the consummation of the Merger) and (B) accounts payable and trade payables incurred in the ordinary course of business that are past due for more than thirty (30) days. For the avoidance of doubt, all amounts owed under the items described in clauses (A)(i) and (ii) of the foregoing sentence and all accounts payable and trade payables incurred in the ordinary course of business that are not past due for more than thirty (30) days shall not reduce the Merger Consideration payable to the Sellers hereunder and shall remain outstanding and payable by the Company after the Closing.

“Closing Price” means the VWAP of the price of the shares of Parent Common Stock on the OTCQX determined immediately after the closing of the OTCQX on the Closing Date, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Parent Common Stock.

“Closing Share Consideration” means an amount equal to Closing Shares multiplied by the Closing Price.

“Closing Shares” means Twelve Million Nine Hundred Thousand (12,900,000) shares of Parent Common Stock (which shall not be subject to any lock-up or transfer restrictions except for those required by applicable Legal Requirements).

“Closing Transaction Expenses” means all Transaction Expenses of the Company that remain unpaid as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Consulting Agreements: means those certain Consulting Agreements between the Company, on the one hand, and Strategic Healthcare Initiatives LLC and Story re management LLC, on the other hand, the form of which is attached hereto as Exhibit C.

“Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral).

“Delisting Event” means either (i) the occurrence of an event which could reasonably be expected to cause the shares of Parent Common Stock to be no longer freely tradable on the CSE or another Relevant Exchange or (ii) the Company failing to satisfy the requirements of Rule 144(a) such that the Parent Common Shares cannot be traded using the exemption provided for by Rule 144(a).

“Deposit” means the $850,000 deposit paid in cash by Parent to Sellers in accordance with the LOI.

“DOH” means the Department of Health of the Commonwealth of Pennsylvania.

“Encumbrance” or “Encumbrances” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage deed of trust, right of way, easement, encroachment, servitude, right of first option, right of first or last negotiation or refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer or receipt of income.

“Escrow Shares” that number of shares of Parent Common Stock having a value (determined based on the Closing Price) equal to 80.81% of ten percent (10%) of the Merger Consideration; provided that in the event of a DOH Denial Release, the Escrow Shares shall be that number of shares of Parent Common Stock having a value (determined based on the Closing Price) equal to 80.81% of ten percent (10%) of the Aggregate Cash Amount (or the equivalent value (based on the Closing Price) of any other securities substituted for the Escrow Shares).

“Excluded Taxes” means (i) any Taxes resulting from transactions or actions taken by Buyer, Parent or the Company on the Closing Date but after the Closing which are outside the ordinary course of business and not otherwise contemplated by this Agreement, (ii) any Taxes incurred as a result of Buyer or Parent failing to cause the Company to timely file any Tax Return which Buyer is required to cause the Company to file pursuant to the terms of this Agreement, provided that Seller Representative has reasonably complied with any covenants relating to the preparation of such Tax Returns set forth in Section 6.5 and (iii) any income Taxes imposed on the Company as a result of the failure of the Merger to qualify as a reorganization under Section 368(a) of the Code, but only if and to the extent that such failure was caused, in whole or in substantial part, by post-Closing actions taken by the Buyer Parties. For the avoidance of doubt, and unless expressly set forth in this Agreement, neither Buyer nor the Parent shall have any Liability for any Taxes incurred by any of the Sellers as a result of the Merger or any of the Transactions.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization); Section 3.2 (Authorization; Enforceability); Section 3.4 (Capitalization); Section 3.10 (Taxes) (the “Tax Representation”); provided that the Tax Representation shall be treated in accordance with the terms of this Agreement; Section 3.15 (Brokers or Finders); Section 4.1 (Authorization; Enforceability); Section 4.3 (Brokers or Finders); Section 5.1 (Organization and Good Standing); Section 5.2 (Authorization; Enforceability), Section 5.4 (Brokers or Finders) and Section 5.6 (Share Consideration/Capitalization).

“Governmental Authorization” means any Consent, license, registration, approval, exemption, notification or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c)

governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Indebtedness” means with respect to the Company (i) all obligations for borrowed money or extensions of credit (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services, except accounts payable and trade accounts payable arising in the ordinary course of business, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vi) all obligations to reimburse the issuer in respect of letters of credit or under performance of surety bonds, or other similar obligations and (vii) all obligations of the kind referred to in clauses (i) through (vi) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and Contract rights) owned by the Company, whether or not the Company has assumed or become liable for the payment of such obligation.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, Governmental Body or arbitration tribunal.

“Legal Requirement” means any U.S. or foreign federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, guideline, administrative interpretation, standard, order, statute or treaty; provided that “Legal Requirement” shall exclude any U.S. federal Legal Requirement, civil, criminal or otherwise, that is directly or indirectly related to the cultivation, harvesting, production, marketing, distribution, sale and possession of cannabis, marijuana or related substances or products containing cannabis, marijuana or related substances, including the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960 and the declaration of “marijuana” as a Schedule 1 drug under 21 U.S.C. § 811, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq.

“Liability” or “Liabilities” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“LOI” means the Amended and Restated Letter of Intent and Confidential Non-Binding Term Sheet, dated as of February 17, 2022, among Parent, the Company, and the Sellers, which amended and restated the Letter of Intent and Confidential Non-Binding Term Sheet dated as of November 17, 2021 among Parent, the Company, and the Sellers.

“Loss” means, as to any Person, any claim, loss, fines, liability, damage, deficiency, Tax, interest, penalty, cost, fees or expense (including interest and penalties imposed or assessed by any judicial or administrative body or arbitrator and reasonable attorneys’, accountants’, or other experts’ or advisors’ fees and expenses), whether or not arising out of Third‑Party Claims or otherwise incurred, and including the reasonable costs of enforcing any right to indemnification hereunder, excluding, in each case, any indirect, consequential, or punitive damages; provided, however, that a diminution in the market value of the Parent Common Stock shall not be, in and of itself, deemed a Loss hereunder.

“Material Adverse Effect” means, with respect to a Person, any change or effect that is materially adverse to the business, assets, Liabilities, financial condition or results of operations of such Person, as the context requires, taken as a whole (including, without limitation, any event that has or could reasonably be expected to result in the suspension, cancellation, revocation or other similar event regarding any Governmental Authorizations required to operate a cannabis business), but excluding, in each case, any change, occurrence, violation, inaccuracy, event or effect arising out of or resulting from: (a) changes in general business conditions; (b) changes in conditions in the U.S. or global economy or capital, financial, credit, foreign exchange or securities markets generally, including any disruption thereof; (c) changes in business conditions or conditions in the U.S. or global economic or capital, financial, credit, foreign exchanges or securities markets generally resulting from COVID-19 or the any Governmental Body’s response thereto; (d) fires, epidemics, quarantine restrictions, strikes, freight embargoes, earthquakes, hurricanes, floods or other acts of God or natural disasters; (e) any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism or similar calamity or crisis; (f) changes in applicable accounting regulations or principles or interpretations thereof; or (g) the negotiation, announcement, pendency, execution, delivery or performance of this Agreement; except, in the case of clauses (a) through (f), to the extent such change, effect, event, occurrence, state of facts or development, has had a disproportionate effect on such Person compared to other Persons operating in the same industry in which such Person operates and with respect to the Buyer entities, a Delisting Event as well.

“Merger Consideration” means the sum of (i) the Closing Cash Consideration (excluding the reductions to the Closing Cash Consideration described in the definition of such term) and (ii) that amount determined by multiplying the Closing Shares by the Closing Price.

“Parent Common Stock” means Class A Common Stock, par value $0.001 per share, of Parent.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business for amounts which are not due and payable, (iii)

Encumbrances on real property arising from zoning Legal Requirements which do not, individually or in the aggregate, materially interfere with the use of such real property in the Company’s business, (iv) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations, (v) rights of (a) the lessors or licensors on property leased or licensed to or by the Company under the terms of the underlying lease or license or (b) the owners of the domain names or social media accounts used by the Company under the terms of underlying Contracts or the terms and conditions imposed by such owners, (vi) purchase money security interests securing only the property purchased, (vii) Encumbrances under any Permitted Indebtedness and (viii) Encumbrances set forth on Schedule 2 of the Company Disclosure Schedules.

“Person” means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, cooperative, trust, estate, Governmental Body, administrative agency, regulatory authority, or other entity of any nature whatsoever

“Pre-Closing Taxes” means (i) any and all Taxes (or the non-payment thereof) of or imposed against the Company for all Pre-Closing Tax Periods and (ii) any and all Transfer Charges, in each expressly excluding Excluded Taxes.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date and, in the case of Straddle Periods, as apportioned pursuant to Section 6.05(a).

“Pro Rata Portion” means, Exit 25, LLC – 45.96%, KGF PACR HoldCo LLC – 46.97% and Jacaranda TH LLC – 7.07%.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Relevant Exchange” means if the Parent Common Stock is listed and traded on the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the New York Stock Exchange, such exchange.

“Release Event” means (A) a liquidation, dissolution or winding up of any Buyer Party or the Surviving Company or (B) a Change of Control of any Buyer Party or the Surviving Company.

“Rule 144(a)” means Rule 144 promulgated under the Securities Act

“Representative” means with respect to a particular Person, any director, officer, manager, employee of that Person.

“Seller Super-Majority” means Sellers holding at least 66.67% of the Company Membership Units held by the Sellers immediately prior to the execution and delivery of this Agreement.

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Tax” or “Taxes” means (a) any and all federal, state, local and foreign (whether imposed by a country or political subdivision or authority thereunder) taxes, assessments and other governmental charges, duties, impositions and Liabilities relating to taxes, including, without limitation, any federal, state, local or foreign income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, ad valorem, profits, occupancy, general property, real property, personal property, intangible property, transfer, stamp, premium, custom, duty, escheat, environmental, fuel, excise, license, lease, service, service use, recapture, parking, employment, occupation, severance, payroll, withholding, unemployment compensation, social security, retirement, imputed underpayment or other tax, fiscal levy or charge of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, other fee or charge of any nature imposed by a Governmental Body or other authority; or (c) any deficiency, interest, penalty or addition imposed with respect to any of the foregoing and any obligations under any agreements or arrangements with any other Person with respect to such amounts, and including any Liability for taxes of a predecessor entity.

“Tax Return” means (i) all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents filed or required to be filed or submitted to any Governmental Body or any Person with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax, and (ii) TD F 90-22.1 (and its successor form, FinCEN Form 114), including any amendment thereto.

“Transaction Documents” means this Agreement, the Statement of Merger and all other documents and agreements entered into pursuant hereto or in furtherance of the Transactions.

“Transaction Expenses” means any incurred and unpaid expenses of the Company relating to the negotiation and consummation of this Agreement, the other Transaction Documents, the Merger and the other Transactions, including any fees and expenses of brokers, financial advisers, legal counsel, and accountants.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and other Transaction Documents.

EXHIBIT B
ESCROW AGREEMENT

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EXHIBIT C
CONSULTING AGREEMENTS

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